Exhibit 10.11

SHARE SUBSCRIPTION AGREEMENT

dated as of June 19, 2017

by and among

STUDYVIP ONLINE EDUCATION INTERNATIONAL LIMITED,

THE SERIES A INVESTORS,

THE SERIES B INVESTORS

and

OTHER PARTIES NAMED HEREIN

i

ii

SCHEDULES AND EXHIBITS

Schedule 1	List of Key Group Companies
Schedule 2	First Ordinary Subscription Shares
Schedule 3	Series A Investors and Series A Investor Subscription Shares
Schedule 4	Second Ordinary Subscription Shares
Schedule 5	Series B Investors and Series B Investor Subscription Shares
Schedule 6	Series B Investors and Series B Warrant Shares
Schedule 7	Company Bank Account
Schedule 8	Disclosure Schedule
Schedule 9	Address for Notices
Schedule 10	Restructuring Plan
Schedule 11	List of Specified Persons
Schedule 12	List of Certain Employees

Exhibit A	Form of Shareholders Agreement
Exhibit B	Form of Amended Articles
Exhibit C	Form of Cayman Legal Opinion
Exhibit D	Form of PRC Legal Opinion
Exhibit E	Form of Series B Warrant
Exhibit F	Form of Joinder Agreement
Exhibit G	Form of Restructuring Documents
Exhibit H	Executed Restructuring Documents

iv

SHARE SUBSCRIPTION AGREEMENT

THIS SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into as of June 19, 2017, by and among:

(1)    STUDYVIP ONLINE EDUCATION INTERNATIONAL LIMITED, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”);

(2)    each Person listed in SCHEDULE 1 hereto (each a “Key Group Company”);

(3)    (i) MR. YIN JIANHONG , a PRC citizen with the ID number of 370684197703270054, and (ii) MR. LIU TONGBO a PRC citizen with the ID number of 510402198603030913 ((i) and (ii), collectively, the “Founders”);

(4)    (i) STUDYVIP ONLINE EDUCATION LIMITED, a business company incorporated under the laws of the British Virgin Islands, and (ii) SCUPT GLOBAL LIMITED, a business company incorporated under the laws of the British Virgin Islands ((i) and (ii), collectively, the “Founder Holdcos”);

(5)    STUDYVIP E-LEARNING LIMITED, a business company incorporated under the laws of the British Virgin Islands (the “Management Holdco”);

(6)    each Person listed on SCHEDULE 3 hereto under the heading “Series A Investor Name” (each a “Series A Investor” and collectively, the “Series A Investors”); and

(7)    each Person listed on SCHEDULE 5 hereto under the heading “Series B Investor Name” (each a “Series B Investor” and collectively, the “Series B Investors” and, collectively with the Series A Investors, the “Investors”).

Each of the parties listed above is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Company desires to issue and allot to each Series A Investor, and each Series A Investor desires to subscribe for, certain Series A preferred shares with a par value of US$0.0001 per share in the share capital of the Company (the “Series A Preferred Shares”) pursuant to the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company desires to issue and allot to each Series B Investor, and each Series B Investor desires to subscribe for, certain Series B preferred shares with a par value of US$0.0001 per share in the share capital of the Company (the “Series B Preferred Shares”) pursuant to the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in connection with the transactions contemplated hereby, the Group Companies will undertake an internal restructuring in accordance with the provisions herein; and

WHEREAS, the Company and each Investor desire to make certain representations, warranties, covenants and agreements with each other in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I

Definitions

Section 1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Government Authority.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly Controls, is Controlled by, or is under common Control with such specified Person, provided, however, that for purposes of this Agreement, no Investor shall be deemed to be an Affiliate of any Group Company, and vice versa. With respect to any Person who is a natural Person, such Person’s Affiliates shall also include his or her Immediate Family Members.

“Agreement” has the meaning ascribed to it in the Preamble.

“Amended Articles” means the amended and restated memorandum and articles of association of the Company, in the form attached hereto as EXHIBIT B.

“Applicable Accounting Standard” means, with respect to any Group Company, the generally accepted accounting principles of the PRC.

“Approvals” has the meaning ascribed to it in Section 3.4.

“Beneficial Owner” has the meaning given to “beneficial owner” in Rule 13d- 3 of the Securities Act, and “Beneficially Own” shall have correlative meanings.

“Benefit Plan” has the meaning ascribed to it in Section 4.17.

“Board” means the board of directors of the Company.

“Business” means, in respect of a Group Company, the business as it currently conducts and as it currently proposes to conduct and, in respect of the Group Companies, the business as the Group Companies currently conduct and as they currently propose to conduct.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banking institutions in Hong Kong, New York, Singapore, the Cayman Islands or the PRC are authorized or required by law or executive order to close.

“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Circular 37” means the Circular No. 37 [2014]37 issued by the PRC State Administration of Foreign Exchange on July 4, 2014, titled “Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investment and Financing and Round Trip Investment via Special Purpose Companies )”, including any amendment, implementing rules, or official interpretation thereof or any replacement, successor or alternative legislation having the same subject matter thereof.

“Claim Notice” has the meaning ascribed to it in Section 8.4.

“Closing” with respect to an Investor means the Series A Closing or Series B

Closing, as applicable, with respect to such Investor.

“Closing Date” with respect to an Investor means the Series A Closing Date or Series B Closing Date, as applicable, of such Investor.

“Company” has the meaning ascribed to it in the Preamble.

“Company Intellectual Property” has the meaning ascribed to it in Section 4.12(a).

“Company IP Agreements” means (a) licenses of Company Intellectual Property by any Group Company to any third party, (b) licenses of Intellectual Property by any third party to any Group Company, (c) agreements between any Group Company and any third party relating to the development or use of Intellectual Property, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Company Intellectual Property.

“Company Security Holder” has the meaning ascribed to it in Section 4.15(e).

“Company Subsidiary” means each Subsidiary of the Company and any other Person that will become a Subsidiary of the Company at or prior to the Closing pursuant to the Restructuring.

“Contract” means a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding agreement, whether written or oral.

“Control” means, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; the terms “Controlled by” and “under common Control with” shall have correlative meanings.

“Disclosing Party” has the meaning ascribed to it in Section 9.13(c)(i).

“Disclosure Schedule” means the disclosure schedule attached hereto as SCHEDULE 8, as may be updated prior to the Closing of the Series B Investors pursuant to Section 6.3(b).

“Domestic Company” means Beijing Shangde Online Education Technology Co., Ltd.( , a limited liability company incorporated under the Laws of the PRC.

“ESOP” means the equity based incentive plans of the Group Companies, as may be adopted and amended from time to time.

“Financial Statements” has the meaning ascribed to it in Section 4.8(a). “Financing Terms” has the meaning ascribed to it in Section 9.13(a). “First Ordinary Closing” has the meaning ascribed to it in Section 2.2(a).

“First Ordinary Closing Date” has the meaning ascribed to it in Section 2.2(a).

“First Ordinary Subscription Price” has the meaning ascribed to it in Section 2.1(a).

“First Ordinary Subscription Shares” has the meaning ascribed to it in Section 2.1(a).

“Founder Holdcos” has the meaning ascribed to it in the Preamble.

“Founders” has the meaning ascribed to it in the Preamble.

“Government Authority” means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization or national or international stock exchange on which the securities of the applicable party or its Affiliates are listed.

“Group Companies” means the Company and all of its Subsidiaries, collectively, and each is herein referred to individually as a “Group Company”, provided, however, that KFYR shall not be deemed a Group Company for purposes of this Agreement.

“HK Co” means Studyvip Online Education HK Limited , a company incorporated under the laws of Hong Kong.

“HKIAC” has the meaning ascribed to it in Section 9.2(a).

“HKIAC Rules” has the meaning ascribed to it in Section 9.2(a).

“Immediate Family Members” means, with respect to any natural Person, (a) such Person’s spouse, parents, parents-in-law, grandparents, children, grandchildren, siblings and siblings-in-law (in each case whether adoptive or biological), (b) spouses of such Person’s children, grandchildren and siblings (in each case whether adoptive or biological), and (c) estates, trusts, partnerships and other Persons which directly or indirectly through one or more intermediaries are Controlled by the foregoing.

“Indebtedness” of any Person means, without duplication, (i) the principal of and, accreted value, accrued and unpaid interest, prepayment premiums or penalties and fees and expenses or similar breakage costs or other fees required to be paid under such indebtedness to be satisfied and discharged in full in respect of (A) indebtedness of such Person for borrowed money and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations (contingent or otherwise) of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention the ordinary course of business consistent with the past practice of such Person); (iii) all capitalized lease obligations; (iv) all obligations and Liabilities payable upon termination of interest rate protection agreements, foreign currency exchange agreements or other interest rate or exchange rate hedging or swap arrangements; (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnifiable Losses” has the meaning ascribed to it in Section 8.1.

“Indemnified Party” or “Indemnified Parties” has the meaning ascribed to it in Section 8.1.

“Indemnifying Party” has the meaning ascribed to it in Section 8.1.

“Intellectual Property” means all U.S. and non-U.S. intellectual property, including (i) all intellectual property rights in inventions, discoveries, and processes, and all patents, and patent disclosures, (ii) all trademarks, service marks, trade names, brand names, trade dress rights, logos, Internet domain names and corporate names, and, to the extent recognized under applicable Law, other source indicators, and the goodwill of the business symbolized thereby, (iii) all copyrights and works of authorship in any media, including all designs, (iv) all computer software, databases and programs, (v) all trade secrets, know-how, and other proprietary or confidential information and (vi) all applications, registrations, renewals, foreign counterparts, extensions, continuations, continuations-in-part, re- examinations, reissues, and divisionals of the foregoing.

“Investor Subscription Price” means the Series A Investor Subscription Price or the Series B Investor Subscription Price, as applicable.

“Investor Subscription Shares” means the Series A Investor Subscription Shares or the Series B Investor Subscription Shares, as applicable.

“Investors” has the meaning ascribed to it in the Preamble.

“Joinder Agreement” has the meaning ascribed to it in Section 9.15.

“Key Group Company” has the meaning ascribed to it in the Preamble.

“KFYR” means Beijing Kafei Yirong Technology Co., Ltd. , a company incorporated in the PRC.

“Knowledge” means the knowledge actually possessed, or should have been possessed after due inquiry.

“Law” means any federal, state, territorial, foreign or local law, common law, statute, ordinance, rule, regulation, code, measure, notice, circular, opinion or order of any Government Authority, including any rules promulgated by a stock exchange or regulatory body.

“Legacy ESOP Platform” has the meaning ascribed to the term “ ” in the Restructuring Plan.

“Liability” means any indebtedness, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), including those arising under any Law, Order, Action or Contract and including all costs and expenses relating thereto.

“Licensed Intellectual Property” means Intellectual Property licensed to any Group Company pursuant to the Company IP Agreements to which it is a party.

“Lien” means any encumbrance, right, interest or restriction, including any mortgage, judgment lien, materialman’s lien, mechanic’s lien, other lien (statutory or otherwise), charge, security interest, pledge, hypothecation, encroachment, easement, title defect, title retention agreement, voting trust agreement, right of pre-emption, right of first refusal, claim, option, limitation, forfeiture, penalty, equity, adverse interest or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing.

“Long Stop Date” means the date falling three (3) months after the date of this Agreement.

“Management Holdco” has the meaning ascribed to it in the Preamble. “Material Adverse Effect” means any change, circumstance, event or effect that, individually or in the aggregate, is or would be materially adverse to (a) the business, operations, assets, Liabilities, condition (financial or otherwise) or results of operations of the Group Companies, taken as a whole; or (b) the ability of the Company to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder and under any other Transaction Documents.

“Material Contract” has the meaning ascribed to it in Section 4.13(a).

“Material License” means all franchises, permits, licenses, approvals, authorizations and any similar document issued or granted by any Government Authority that are, individually or in the aggregate, material for the conduct of the Business of the Group Companies.

“Matrix” means Shanghai Chuang Ji Investment Center (Limited Partnership).

“New Oriental” means ELITE CONCEPT HOLDINGS LIMITED.

“Non-Disclosing Parties” has the meaning ascribed to it in Section 9.13(c)(i).

“ODI Alternative Plans” has the meaning ascribed to it in Section 7.2(c).

“ODI Condition” has the meaning ascribed to it in Section 7.5(a). “ODI Delayed Event” has the meaning ascribed to it in Section 7.5(a). “ODI Investor” means Matrix or Xingwang, as applicable.

“ODI Long Stop Date” means the date falling one month after the date of this Agreement.

“ODI Registration” means all necessary filings and registrations with, and all necessary approvals from, the relevant Government Authorities and banks in connection with the outbound investment by an ODI Investor into the Company contemplated hereunder.

“Order” means any written order, injunction, judgment, decree, legally binding notice, ruling, writ, assessment or arbitration award of a Government Authority.

“Ordinary Shares” means the ordinary shares with a par value of US $0.0001 per share in the share capital of the Company.

“Party” or “Parties” has the meaning ascribed to it in the Preamble.

“Person” means any individual or any partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Primavera” means PV Pluto Limited, a business company incorporated under the laws of the British Virgin Islands.

“PRC” means the People’s Republic of China, excluding, for purposes of this Agreement, Hong Kong, Macau and Taiwan.

“Related Party” means any of (i) any Person (other than any Group Company) who Beneficially Owns more than 5% of the issued and outstanding equity interests in any Group Company, (ii) the directors, officers and Senior Managers of any Group Company, and (iii) the Affiliates of the Persons enumerated under (i) and (ii).

“Related Party Contracts” has the meaning ascribed to it in Section 4.18(a).

“Restructuring” has the meaning ascribed to it in Section 3.1(d).

“Restructuring Documents” means, collectively, (i) the agreements that have been or will be entered into by the relevant parties pursuant to the Restructuring Plan (including, for the avoidance of doubt, the restructuring agreement providing for the overall arrangement of the Restructuring (the “Restructuring Agreement”), the various loan agreements contemplated by the Restructuring Plan, the capital increase agreement, equity interest transfer agreement and the joint venture contract relating to Beijing Shangzhi Jiaye Education Technology Co., Ltd. , the equity interest transfer agreements and capital reduction agreements relating to the transfer and reduction, respectively, of registered capital of the Domestic Company, and the VIE Agreements), the final forms or the latest drafts, as applicable, of which are attached as EXHIBIT G hereto as of the date hereof and the executed versions of all which will be attached to this Agreement as EXHIBIT H hereto on the Series B Closing Date by the Company, and (ii) such other agreements, contracts, arrangements or documents that may be entered into in connection with the Restructuring.

“Restructuring Plan” means the restructuring plan set forth in SCHEDULE 10 hereto.

“RMB” means the lawful currency of the PRC.

“SAFE” means the State Administration of Foreign Exchange.

“SAFE Regulations” has the meaning ascribed to it in Section 4.15(e).

“Second Ordinary Closing” has the meaning ascribed to it in Section 2.2(c).

“Second Ordinary Closing Date” has the meaning ascribed to it in Section 2.2(c).

“Second Ordinary Subscription Price” has the meaning ascribed to it in Section 2.1(c).

“Second Ordinary Subscription Shares” has the meaning ascribed to it in Section 2.1(c).

“Securities Act” means the United States Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder.

“Senior Manager” of a Person means such Person’s president, chief executive officer, chief financial officer, chief operating officer, chief technical officer, chief sales and marketing officer and any other individuals serving in comparable positions or having comparable duties and responsibilities.

“Series A Closing” has the meaning ascribed to it in Section 2.2(b).

“Series A Closing Date” has the meaning ascribed to it in Section 2.2(b).

“Series A Investor” or “Series A Investors” has the meaning ascribed to it in the Preamble.

“Series A Investor Subscription Price” has the meaning ascribed to it in the Preamble.

“Series A Investor Subscription Shares” has the meaning ascribed to it in Section 2.1(b).

“Series A Preferred Shares” has the meaning ascribed to it in the Recitals. “Series B Closing” has the meaning ascribed to it in Section 2.2(d). “Series B Closing Date” has the meaning ascribed to it in Section 2.2(d).

“Series B Investor” or “Series B Investors” has the meaning ascribed to it in Section 2.1(b).

“Series B Investor Subscription Price” has the meaning ascribed to it in Section 2.1(d).

“Series B Investor Subscription Shares” has the meaning ascribed to it in Section 2.1(d).

“Series B Preferred Shares” has the meaning ascribed to it in the Recitals.

“Series B Warrant” has the meaning ascribed to it in Section 2.1(e).

“Series B Warrant Shares” mans the Series B Preferred Shares to be issued pursuant to an exercise of a Series B Warrant.

“Shareholders Agreement” means the shareholders agreement, to be entered into by and among the Company, the Series A Investors, the Series B Investors and certain other parties thereto, in substantially the form attached hereto as EXHIBIT A.

“Statement Date” means April 30, 2017.

“Subsidiary” means, with respect to any Person, each other Person in which the first Person (a) Beneficially Owns, directly or indirectly, share capital or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests; (b) holds the rights to more than fifty percent (50%) of the economic interest of such other Person, including interests held through a VIE Structure or other contractual arrangements; or (c) has a relationship such that the financial statements of the other Person may be consolidated into the financial statements of the first Person under applicable accounting conventions.

“Subsidiary Shares” has the meaning ascribed to it in Section 4.3(a).

“Tax” or “Taxes” means any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education tax), property (including urban real estate tax and land use taxes), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes of any kind whatsoever imposed by any Government Authority, and all interest, penalties (administrative, civil or criminal), or additional amounts imposed in connection with any of the foregoing tax items.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes any Group Company.

“Third Party Claim” has the meaning ascribed to it in Section 8.4.

“Transaction Documents” means this Agreement, the Joinder Agreements, the Shareholders Agreement, the Amended Articles, the Restructuring Documents, the Series B Warrants and any other agreement, document or instrument required to be executed and delivered in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

“VIE Agreements” means, collectively, the agreements, contracts, arrangements and documents implementing the VIE Structure of the Group Companies consisting of (i) Exclusive Technology Consulting and Service Agreement , to be entered by and between the WFOE and the Domestic Company, (ii) Business Operation Agreement , to be entered by and among the WFOE, the Domestic Company and certain other parties thereto, and the Irrevocable Voting Proxy , to be entered into by the shareholders of the Domestic Company and certain other parties thereto, attached to the Business Operation Agreement , (iii) Option Agreement , to be entered by and among the WFOE, the Domestic Company and certain other parties thereto, (iv) Equity Pledge Agreement , to be entered by and among the WFOE, the Domestic Company and certain other parties thereto, and (v) Letter of Consent , to be entered into by the spouse of each Founder.

“VIE Structure” means the investment structure in which a PRC-domiciled operating entity and its PRC shareholder(s) enter into a number of contracts with a non-PRC investor (or a foreign-invested enterprise incorporated in the PRC invested by the non-PRC investor) pursuant to which the non-PRC investor (or a foreign-invested enterprise incorporated in the PRC invested by the non-PRC investor) achieves Control of the PRC- domiciled operating entity and consolidates the financials of the PRC-domiciled entity with those of the non-PRC investor.

“Warrantors” means the Founders, the Founder Holdcos and the Group Companies, collectively.

“Warrantor Fundamental Warranties” means, collectively, the representations and warranties of the Warrantors as set forth in Section 4.1 (Organization and Authority), Section 4.2 (Capitalization), Section 4.3 (Subsidiaries), Section 4.4 (Due Authorization and Enforceability), Section 4.5 (No Conflicts; Consents) and Section 4.6 (Valid Issuance of Shares).

“WFOE” means the company to be incorporated in the PRC in connection with the Restructuring as the wholly-owned subsidiary of the HK Co.

“Xingwang” means Shenzhen Xingwang Hulian II Investment Center (Limited Partnership).

Section 1.2 Interpretation and Rules of Construction.

(a)    Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)    the provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement;

(ii)    any reference in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement, unless otherwise indicated. All Exhibits and Schedules hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein;

(iii)    any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa;

(iv)    the word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

(v)    words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires;

(vi)    when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded;

(vii)    references to “in the ordinary course of business” and comparable expressions mean the ordinary and usual course of business of the relevant party, consistent in all respects (including nature and scope) with the prior practice of such party;

(viii)    references to “writing,” “written” and comparable expressions include any mode of reproducing words in a legible and non- transitory form including emails and faxes, provided the sender complies with the provisions of Section 9.7.

(ix)    if any payment hereunder would have been, but for this Section 1.2(a)(ix), due and payable on a date that is not a Business Day, then such payment shall instead be due and payable on the first Business Day after such date; and

(x)    the term “non-assessable,” when used with respect to any shares, means that no further sums are required to be paid by the holders thereof in connection with the issue thereof.

(b)    In the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Article II

Agreement to Subscribe and Issue Shares

Section 2.1 Agreement to Subscribe and Issue.

(a)    First Ordinary Share Issuance and Reservation of Ordinary Shares for ESOP. Subject to the terms and conditions hereof, the Company hereby agrees to issue and allot to each Founder Holdco and the Management Holdco, and each Founder Holdco and the Management Holdco, severally and not jointly, hereby agrees to subscribe for, on the First Ordinary Closing Date, the number of Ordinary Shares set forth opposite such Founder Holdco’s and the Management Holdco’s name, respectively, under the heading “Number of First Ordinary Subscription Shares” in SCHEDULE 2 (the “First Ordinary Subscription Shares” of such Founder Holdco or Management Holdco, as applicable), for the aggregate subscription price set forth opposite such Founder Holdco’s or Management Holdco’s name, respectively, under the heading “First Ordinary Subscription Price” in SCHEDULE 2 (the “First Ordinary Subscription Price” of such Founder Holdco or Management Holdco, as applicable). The First Ordinary Subscription Price of each Founder Holdco and the Management Holdco reflects a per share subscription price of US$0.0001. The Company hereby irrevocably confirms and acknowledges that it has received the First Ordinary Subscription Price in full. On the First Ordinary Closing Date, the Company shall simultaneously reserve 180,296 Ordinary Shares for the purpose of the ESOP.

(b)    Series A Preferred Share Issuance. Subject to the terms and conditions hereof, the Company hereby agrees to issue and allot to each Series A Investor, and each Series A Investor, severally and not jointly, hereby agrees to subscribe for, on the Series A Closing Date, the number of Series A Preferred Shares set forth opposite such Series A Investor’s name under the heading “Number of Series A Investor Subscription Shares” in SCHEDULE 3 (the “Series A Investor Subscription Shares” of such Series A Investor), for the aggregate subscription price set forth opposite such Series A Investor’s name under the heading “Series A Investor Subscription Price” in SCHEDULE 3 (the “Series A Investor Subscription Price” of such Series A Investor). The Series A Investor Subscription Price of each Series A Investor reflects a per share subscription price of the US$ equivalent of RMB 611.98.

(c)    Second Ordinary Share Issuance and Reservation of Additional Ordinary Shares for ESOP. Subject to the terms and conditions hereof, the Company hereby agrees to issue and allot to the Management Holdco, and the Management Holdco hereby agrees to subscribe for, on the Second Ordinary Closing Date, the number of Ordinary Shares set forth opposite the Management Holdco’s name under the heading “Number of Second Ordinary Subscription Shares” in SCHEDULE 4 (the “Second Ordinary Subscription Shares” of the Management Holdco), for the aggregate subscription price set forth opposite the Management Holdco’s name under the heading “Second Ordinary Subscription Price” in SCHEDULE 4 (the “Second Ordinary Subscription Price” of the Management Holdco). The Second Ordinary Subscription Price of the Management Holdco reflects a per share subscription price of US$0.0001. The Company hereby irrevocably confirms and acknowledges that it has received the Second Ordinary Subscription Price in full. On the Second Ordinary Closing Date, the Company shall simultaneously reserve additional 61,627 Ordinary Shares for the purpose of the ESOP.

(d)    Series B Preferred Share Issuance. Subject to the terms and conditions hereof, the Company hereby agrees to issue and allot to each Series B Investor, and each Series B Investor, severally and not jointly, hereby agrees to subscribe for, on the Series B Closing Date with respect to such Series B Investor, the number of Series B Preferred Shares set forth opposite such Series B Investor’s name under the heading “Number of Series B Investor Subscription Shares” in SCHEDULE 5 (the “Series B Investor Subscription Shares” of such Series B Investor), for the aggregate subscription price set forth opposite such Series B Investor’s name under the heading “Series B Investor Subscription Price” in SCHEDULE 5 (the “Series B Investor Subscription Price” of such Series B Investor). The Series B Investor Subscription Price of each Series B Investor reflects a per share subscription price of US$217.82.

(e)    Series B Warrant Issuance. Subject to the terms and conditions hereof, the Company hereby agrees to, on the Series B Closing Date with respect to a Series B Investor, issue to such Series B Investor, for no additional consideration, a warrant to subscribe for additional Series B Preferred Shares (the “Series B Warrant” of such Series B Investor), by which such Series B Investor shall have the right to subscribe for, in the aggregate, a number of Series B Preferred Shares not exceeding the number set forth opposite such Series B Investor’s name under the heading “Number of Series B Warrant Shares” in SCHEDULE 6 (as may be adjusted from time to time pursuant to the terms and conditions of the Series B Warrant) for an aggregate subscription price not exceeding the amount set forth opposite such Series B Investor’s name under the heading “Series B Warrant Shares Subscription Price” in SCHEDULE 6.

Section 2.2 Closings.

(a)    First Ordinary Closing. Subject to the terms and conditions of this Agreement, the issuance and subscription of the First Ordinary Subscription Shares of each Founder Holdco and the Management Holdco (the “First Ordinary Closing”) shall take place via the remote exchange of electronic documents and signatures no later than ten (10) Business Days after all conditions specified in Section 7.1, Section 7.2, Section 7.3 and Section 7.4 have been waived or satisfied (other than those conditions to be satisfied at the Series A Closing or Series B Closing, as applicable, but subject to the satisfaction or waiver thereof at the Series A Closing or the Series B Closing), or at such other time and place as the Company, such Series A Investor and the Series B Investors shall mutually agree in writing (the date on which the First Ordinary Closing takes place, the “First Ordinary Closing Date”).

(b)    Series A Closing. Subject to the terms and conditions of this Agreement, the issuance and subscription of the Series A Investor Subscription Shares of all Series A Investors (the “Series A Closing”) shall take place via the remote exchange of electronic documents and signatures immediately after the First Ordinary Closing on the same date, or at such other time and place as the Company, the Series A Investors and the Series B Investors shall mutually agree in writing (the date on which the Series A Closing take place, the “Series A Closing Date”).

(c)    Second Ordinary Closing. Subject to the terms and conditions of this Agreement, the issuance and subscription of the Second Ordinary Subscription Shares of the Management Holdco (the “Second Ordinary Closing”) shall take place via the remote exchange of electronic documents and signatures immediately after the Series A Closing on the same date, or at such other time and place as the Company, the Series A Investors and the Series B Investors shall mutually agree in writing (the date on which the Second Ordinary Closing takes place, the “Second Ordinary Closing Date”).

(d)    Series B Closing. Subject to the terms and conditions of this Agreement, the issuance and subscription of the Series B Investor Subscription Shares and the Series B Warrant of each Series B Investor (the “Series B Closing” with respect to such Series B Investor) shall take place via the remote exchange of electronic documents and signatures immediately after the Second Ordinary Closing on the same date, or at such other time and place as the Company and such Series B Investor shall mutually agree in writing (the date on which the Series B Closing with respect to a Series B Investor takes place, the “Series B Closing Date” with respect to such Series B Investor).

(e)    Same Day Closing. For the avoidance of doubt but without prejudice to Article VII, the Parties hereby agree that the First Ordinary Closing, the Series A Closing, the Second Ordinary Closing and the Series B Closing will occur on the same date. Without the prior written consent of the Series B Investors, no Party shall proceed to consummate the First Ordinary Closing, the Series A Closing or the Second Ordinary Closing unless the conditions to the Series B Investors’ obligation to proceed to its Series B Closing as set forth in Section 7.1 and Section 7.3 have been satisfied or duly waived.

Section 2.3 Series A Closing Deliverables. At the Series A Closing, with respect to each Series A Investor,

(a)    such Series A Investor shall deliver or cause to be delivered to the Company:

(i)    the Shareholders Agreement, duly executed by such Series A Investor; and

(ii)    if such Series A Investor is an ODI Investor and the other Investors have not waived their ODI Condition (whether pursuant to Section 7.5(a) or otherwise), true and complete copies of ODI Registration documents evidencing that such ODI Investor (or its applicable Beneficial Owner) has completed all necessary filings and registrations with, and obtained all necessary approvals from, the relevant Government Authorities and banks in connection with its outbound investment into the Company; and

(b)    the Company shall deliver or cause to be delivered to such Series A Investor:

(i)    a copy of the register of members of the Company, dated as of the Series A Closing Date of such Series A Investor and duly certified by the registered agent of the Company, evidencing that the Series A Investor Subscription Shares of such Series A Investor have been issued and credited as non-paid and registered under the name of such Series A Investor;

(ii)    a copy of a share certificate in the name of such Series A Investor, dated as of the Series A Closing Date of such Series A Investor and duly executed on behalf of the Company, evidencing such Series A Investor’s ownership of its Series A Investor Subscription Shares;

(iii)    the Shareholders Agreement, duly executed by the Company and the other parties thereto (other than the Series A Investors and the Series B Investors);

(iv)    subject to Section 2.5(a), if, pursuant to the Shareholders Agreement and the Amended Articles, such Series A Investor has the right to designate one or more directors to the Board, a copy of the register of directors of the Company, dated as of the Series A Closing Date of such Series A Investor and duly certified by the registered agent of the Company, evidencing the appointment of the individual(s) designed by such Series A Investor as director(s) of the Company and that the composition of the Board is otherwise in accordance with the applicable provisions of the Shareholders Agreement and the Amended Articles;

(v)    a copy of this Agreement (excluding the Restructuring Documents which the Series A Investors have executed) duly executed by the Company and the other parties thereto (other than the Series A Investors and the Series B Investors); and

(vi)    copies of the duly adopted resolutions of the Board and the shareholders of the Company, duly certified by legal counsel to the Company, approving the Transaction Documents and the transactions contemplated thereby and adopting the Amended Articles effective no later than immediately prior to the Series A Closing and, in the case of the resolutions of the shareholders of the Company, waiving any pre-emptive right, right of first refusal, anti-dilution rights and any other similar rights that the shareholders may have in respect of the issuance of the Series A Preferred Shares contemplated hereby.

Section 2.4 Series B Closing Deliverables. At the Series B Closing with respect to any Series B Investor,

(a)    such Series B Investor shall deliver or cause to be delivered to the Company:

(i)    to the extent not previously delivered, an amount equal to the Series B Investor Subscription Price of such Series B Investor by wire transfer of immediately available funds in U.S. dollars to the bank account of the Company set forth in SCHEDULE 7;

(ii)    the Shareholders Agreement, duly executed by such Series B Investor; and

(iii)    the Series B Warrant of such Series B Investor, duly executed by such Series B Investor.

(b)    the Company shall deliver or cause to be delivered to such Series B Investor:

(i)    a copy of the register of members of the Company, dated as of the Series B Closing Date of such Series B Investor and duly certified by the registered agent of the Company, evidencing that the Series B Investor Subscription Shares of such Series B Investor have been issued and credited as fully-paid and registered under the name of such Series B Investor;

(ii)    a copy of a share certificate in the name of such Series B Investor, dated as of the Series B Closing Date of such Series B Investor and duly executed on behalf of the Company, evidencing such Series B Investor’s ownership of its Series B Investor Subscription Shares;

(iii)    the Series B Warrant of such Series B Investor, duly executed by the Company;

(iv)    an opinion of Travers Thorp Alberga, as Cayman Islands counsel to the Company, addressed to such Series B Investor and dated as of the Series B Closing Date of such Series B Investor, in the form set forth in EXHIBIT C hereto, and an opinion of Beijing Dentons Law Offices, LLP, as PRC counsel to the Company, addressed to such Series B Investor and dated as of the Series B Closing Date of such Series B Investor, in the form set forth in EXHIBIT D hereto;

(v)    a copy of this Agreement, with all executed Restructuring Documents attached as EXHIBIT H (including but not limited to the Restructuring Agreement and the VIE Agreements), and each Restructuring Document shall have been entered into in accordance with Section 6.6;

(vi)    the Shareholders Agreement, duly executed by the Company and the other parties thereto (other than the Series B Investors);

(vii)    if, pursuant to the Shareholders Agreement and the Amended Articles, such Series B Investor has the right to designate one or more directors to the Board, a copy of the register of directors of the Company, dated as of the Series B Closing Date of such Series B Investor and duly certified by the registered agent of the Company, evidencing the appointment of the individual(s) designed by such Series B Investor as director(s) of the Company and that the composition of the Board is otherwise in accordance with the applicable provisions of the Shareholders Agreement and the Amended Articles; and

(viii)    copies of the duly adopted resolutions of the Board and the shareholders of the Company, duly certified by legal counsel to the Company, approving the Transaction Documents and the transactions contemplated thereby and adopting the Amended Articles effective no later than immediately prior to the Series B Closing and, in the case of the resolutions of the shareholders of the Company, waiving any pre-emptive right, right of first refusal, anti-dilution rights and any other similar rights that the shareholders may have in respect of the issuance of the Series B Preferred Shares, the Series B Warrants and the Series B Warrant Shares contemplated hereby.

Section 2.5 Additional Agreements.

(a)    Upon the consummation of the Series B Closing, the Company shall deliver to the Founder Holdcos and the Series A Investor who has the right to designate one or more directors to the Board a copy of the register of directors of the Company, dated as of the Series B Closing Date and duly certified by the registered agent of the Company, evidencing the appointment of the individual(s) designed by the Founder Holdcos and such Series A Investor as director(s) of the Company in accordance with the applicable provisions of the Shareholders Agreement and the Amended Articles.

(b)    The Company shall deliver to each Investor the original of the share certificate evidencing such Investor’s Investor Subscription Shares as soon as practicable (and in any event within ten (10) Business Days) after the Closing of such Investor.

(c)    Subject to the condition that the Series A Closing has occurred, except as otherwise agreed by the Parties, each Series A Investor shall, within ten (10) Business Days of and only if the Domestic Company having paid or caused to be paid any amount of the consideration for the capital reduction of the Domestic Company in respect of the registered capital held by such Series A Investor or its applicable Affiliate as contemplated by the Restructuring Plan, pay or cause to be paid to the Company such amount in equivalent USD as part of the Series A Investor Subscription Price of such Series A Investor, by wire transfer of immediately available funds in U.S. dollars to the bank account of the Company set forth in SCHEDULE 7, until such Series A Investor has fully paid the Series A Investor Subscription Price of such Series A Investor. Upon the Company receiving the full amount of the Series A Investor Subscription Price of the Series A Investor, the Company shall update its register of members to reflect that the Series A Investor Subscription Shares of such Series A Investor have been fully paid, and shall deliver a certified copy of the updated register of members to such Series A Investor. In the event of a breach by any Series A Investor of its obligations under this Section 2.5(c), unless the Parties agree otherwise, the Company shall forfeit, for no consideration, a pro rata portion of the Series A Investor Subscription Shares of such Series A Investor equal to the portion of the Series A Investor Subscription Price of such Series A Investor that is not timely paid by such Series A Investor to the Company in accordance with this Section 2.5(c), whereupon the Company shall have no further obligation to issue any Series A Shares to such Series A Investor, and such Series A Investor shall have no further right to subscribe for any Series A Preferred Shares from the Company, in each case, without prejudice to any other rights and obligations that may have accrued prior to such forfeiture.

(d)    Each Series A Investor hereby irrevocably and unconditionally (i) consents to the transactions contemplated hereby with respect to the Series B Investors, and (ii) waives any and all preemptive right, right of first refusal, anti- dilution right and any other similar rights that it may have now or in the future respect of the transactions contemplated hereby with respect to the Series B Investors, in each case of (i) and (ii), whether pursuant to the Shareholders Agreement, the Amended Articles or otherwise.

Article III

Representations and Warranties of Warrantors in favor of Series A Investors

Except as specifically disclosed in the Disclosure Schedule, each of the Warrantors hereby jointly and severally represents and warrants to each Series A Investor that the statements contained in this Article III are true, correct and complete as of the date hereof and as of the Closing Date of such Series A Investor (unless any representations and warranties expressly relate to another date, in which case as of such other date).

Section 3.1 Organization and Authority.

(a)    Each Group Company is a company duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to own, lease and operate its respective properties and assets and to conduct the Business, and to perform each of its obligations hereunder and under any other Transaction Document to which it is a party. Each Group Company has been in compliance with its Charter Documents in all material respects, and none of the Group Companies has violated or breached any of their respective Charter Documents.

(b)    Each Founder Holdco is a company duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to own, lease and operate its respective properties and assets and to conduct the business, and to perform each of its obligations hereunder and under any other Transaction Documents to which it is a party. Each Founder Holdco has been in compliance with its Charter Documents in all material respects, and none of the Founder Holdcos has violated or breached any of their respective Charter Documents.

(c)    Each Founder is of sound mind, has the legal capacity to enter into this Agreement and the other Transaction Documents to which he is a party, has entered into or will enter into this Agreement and the other Transaction Documents to which he is a party on his own will, and understands the nature of the obligations to be assumed by him under this Agreement and the other Transaction Documents to which he is a party.

(d)    The Restructuring Plan sets forth a complete and accurate summary of the restructuring transactions that will be taken by the Group Companies in connection with the transactions contemplated hereby (the “Restructuring”). The Restructuring will not have, and would not reasonably be expected to have, a Material Adverse Effect on any Group Company.

Section 3.2 Capitalization. As of immediately prior to the Series A Closing, the authorized share capital of the Company will be US$50,000 divided into 500,000,000 shares consisting of the following:

(a)    Ordinary Shares. A total of 498,993,126 authorized Ordinary Shares, of which 1,909,309 Ordinary Shares are issued and outstanding.

(b)    Preferred Shares. (i) a total of 477,137 authorized Series A Preferred Shares, of which none has been issued, and (ii) a total of 529,737 authorized Series B Preferred Shares, of which none has been issued.

Section 3.3 Due Authorization and Enforceability. Each Group Company has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All corporate action on the part of such Group Company necessary to authorize the execution and delivery of the Transaction Documents to which it is a party, the performance of all obligations of such Group Company thereunder, and, the issuance, sale, transfer and delivery of the Series A Investor Subscription Shares of such Series A Investor by the Company has been taken or will be taken prior to or at the Series A Closing with respect to such Series A Investor. This Agreement has been duly executed and delivered by each Group Company, and each of the other Transaction Documents to which such Group Company is a party will be duly executed and delivered by such Group Company. This Agreement and each of the other Transaction Documents are, or when executed and delivered by such Group Company shall be (assuming due execution and delivery by each of the other parties thereto), valid and legally binding obligations of such Group Company enforceable against such Group Company in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and to general equity principles.

Section 3.4 No Conflicts; Consents. Neither the execution, delivery or performance of and compliance with this Agreement and other Transaction Documents to which any Group Company is a party, nor the consummation of the transactions contemplated hereby or thereby by such Group Company, will (a) result in any violation or breach of any Group Company’s Charter Documents, (b) result in any violation, breach or default under any Material Contract, (c) result in any violation of any applicable Law, or (d) require any consents, waivers, permits, approvals, Orders, licenses, authorizations, registrations, qualifications, designations, declarations or filings by or with any Government Authority or any third party (collectively, “Approvals”), including without limitation waivers of preemptive rights, rights of first refusal or other similar rights to be obtained or made by any of the Company in respect of the Series A Investor Subscription Shares (other than (x) Approvals which have been obtained or granted on or prior to the date of this Agreement and (y) Approvals of relevant Government Authorities in connection with the Restructuring).

Section 3.5 Valid Issuance of Shares. The Series A Investor Subscription Shares of such Series A Investor, when issued and allotted in accordance with the terms of this Agreement for the consideration expressed herein, will be duly authorized, validly issued and non-paid (and, upon performance by such Series A Investor of its obligations under Section 2.5(a), fully-paid and non-assessable), and free and clear of any Liens (other than any Liens due to the non-paid status of such Series A Investor Subscription Shares).

Article IV

Representations and Warranties of Warrantors in favor of Series B Investors

Except as specifically disclosed in the Disclosure Schedule, each of the Warrantors hereby jointly and severally represents and warrants to each Series B Investor that the statements contained in this Article IV are true, correct and complete as of the date hereof and as of the Closing Date of such Series B Investor (unless any representations and warranties expressly relate to another date, in which case as of such other date).

Section 4.1 Organization and Authority.

(a)    Each Group Company is a company duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to own, lease and operate its respective properties and assets and to conduct the Business, and to perform each of its obligations hereunder and under any other Transaction Documents to which it is a party. Each Group Company has been in compliance with its Charter Documents in all material respects, and none of the Group Companies has violated or breached any of their respective Charter Documents.

(b)    Each Founder Holdco is a company duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to own, lease and operate its respective properties and assets and to conduct the business, and to perform each of its obligations hereunder and under any other Transaction Documents to which it is a party. Each Founder Holdco has been in compliance with its Charter Documents in all material respects, and none of the Founder Holdcos has violated or breached any of their respective Charter Documents.

(c)    Each Founder is of sound mind, has the legal capacity to enter into this Agreement and the other Transaction Documents to which he is a party, has entered into or will enter into this Agreement and the other Transaction Documents to which he is a party on his own will, and understands the nature of the obligations to be assumed by him under this Agreement and the other Transaction Documents to which he is a party.

(d)    The Restructuring Plan sets forth a complete and accurate summary of the Restructuring. The transactions contemplated by the Restructuring Plan are in compliance with all applicable Laws and will not have, and would not reasonably be expected to have, a Material Adverse Effect on any Group Company.

Section 4.2 Capitalization. As of immediately prior to the Series B Closing of such Series B Investor, the authorized share capital of the Company will be US$50,000 divided into 500,000,000 shares consisting of the following:

(a)    Ordinary Shares. A total of 498,993,126 authorized Ordinary Shares, of which 1,982,774 Ordinary Shares are issued and outstanding.

(b)    Preferred Shares. (i) a total of 477,137 authorized Series A Preferred Shares, all of which are issued and outstanding, and (ii) a total of 529,737 authorized Series B Preferred Shares, of which none has been issued. Section 4.2(b) of the Disclosure Schedule sets forth a complete and accurate capitalization table of the Company as of immediately prior to the Series B Closing of such Series B Investor.

(c)    Options, Warrants, Reserved Shares. Other than certain equity interests in the Domestic Company held by the Legacy ESOP Platform as disclosed in the Restructuring Plan (all of which equity interests will be pledged in favor of the WFOE in connection with the Restructuring and the VIE Agreement), no ESOP has been adopted by any Group Company. Except for (i) the rights of the Series A Investors and the Series B Investors to subscribe for their respective Series A Investor Subscription Shares, Series B Investor Subscription Shares and Series B Warrants, as applicable, pursuant to this Agreement, (ii) the rights of the Series B Investors to subscribe for their respective Series B Warrant Shares pursuant to the Series B Warrants, and (iii) rights provided in the Shareholders Agreement and the Amended Articles, there are no options, warrants, conversion privileges or other rights or agreements presently outstanding to purchase, convert into, exercise for or exchange any of the shares of the Company, and no shares of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company are subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or any other Person) or any agreement that affects the voting or relates to the giving of written consents with respect to such shares.

Section 4.3 Subsidiaries.

(a)    Section 4.3(a) of the Disclosure Schedule contains a correct and complete list of the Company Subsidiaries as of the Closing Date of such Series B Investor and, for each such Subsidiary, its name, jurisdiction of incorporation, names of its shareholders and the shareholding percentage of each such shareholder. As of the Closing Date of such Series B Investor, all of the issued and outstanding shares of, or other equity or voting interests in the Company Subsidiaries (the “Subsidiary Shares”) will be duly authorized, validly issued, fully-paid and non-assessable and will be Beneficially Owned by the Company, free and clear of all Liens.

(b)    Except for the Subsidiary Shares, there are no equity securities of any class of any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such equity securities issued, reserved for issuance or outstanding. There are no outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights or any other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued share capital of any Company Subsidiary or obligating any Group Subsidiary to issue or sell any shares of, or any other interest in, such Company Subsidiary. There are no outstanding or authorized share appreciation rights, phantom shares, performance-based rights or profit participation or similar rights or obligations of any Company Subsidiary. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Subsidiary Shares or any other equity interests of any Company Subsidiary.

(c)    As of the Closing Date of such Series B Investor, except for the Subsidiary Shares, no Group Company has any direct or indirect equity interest or similar interest by share ownership or otherwise in any Person or is a participant in any joint venture, partnership or other similar arrangement, and no Group Company is obligated to make any investment in or capital contribution in or on behalf of any other Person.

(d)    Since their respective dates of incorporation, each of the Company, the HK Co and the WFOE has not conducted any business, owned any assets or had any Liability other than in connection with the transactions specifically contemplated hereby or by the Restructuring Plan or the Restructuring Documents, the acquisition and holding of their respective equity interests in the applicable Company Subsidiaries and business activities incidental thereto in the normal and ordinary course of holding such equity interests.

Section 4.4 Due Authorization and Enforceability. Each Warrantor has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All corporate action on the part of such Warrantor who is not a natural person necessary to authorize the execution and delivery of the Transaction Documents to which it is a party, the performance of all obligations of such Warrantor thereunder, and, the issuance, sale, transfer and delivery of the Series B Investor Subscription Shares of such Series B Investor by the Company has been taken or will be taken prior to or at the Closing with respect to such Series B Investor. This Agreement has been duly executed and delivered by each Warrantor, and each of the other Transaction Documents to which such Warrantor is a party will be duly executed and delivered by such Warrantor. This Agreement and each of the other Transaction Documents are, or when executed and delivered by such Warrantor shall be (assuming due execution and delivery by each of the other parties thereto), valid and legally binding obligations of such Warrantor enforceable against such Warrantor in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and to general equity principles.

Section 4.5 No Conflicts; Consents. Neither the execution, delivery or performance of and compliance with this Agreement and other Transaction Documents to which any Warrantor is a party, nor the consummation of the transactions contemplated hereby or thereby by such Warrantor, will (a) result in any violation or breach of the Charter Documents of any Group Company or Founder Holdco, (b) result in any violation, breach or default under any Material Contract, (c) result in any violation of any applicable Law, or (d) require any Approvals, including without limitation waivers of preemptive rights, rights of first refusal or other similar rights to be obtained or made by any of the Group Companies in respect of the Series B Investor Subscription Shares, the Series B Warrants and the Series B Warrant Shares of such Series B Investor (other than (x) Approvals which have been obtained or granted on or prior to the date of this Agreement and (y) Approvals of relevant Government Authorities in connection with the Restructuring).

Section 4.6 Valid Issuance of Shares. The Series B Investor Subscription Shares of such Series B Investor, when issued and allotted in accordance with the terms of this Agreement for the consideration expressed herein, will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of any Liens. The Series B Warrant Shares will be duly authorized and reserved for issuance upon exercise of the applicable Series B Warrant and, when issued and allotted in accordance with the terms of the applicable Series B Warrant for the consideration expressed therein, will be validly issued, fully paid and non-assessable, and free and clear of any Liens.

Section 4.7 Corporate Books and Records. True and complete copies of all minute books of each Group Company have been provided to such Series B Investor and such copies contain all amendments and all minutes of meetings and actions taken by the applicable Group Company’s shareholders and directors since the date of its incorporation, and reflects all transactions referred to in such minutes accurately in all material respects, and true and complete copies of all resolutions of the board and the shareholders of the Company and each other Group Company have been provided to such Series B Investor and such copies contain resolutions of all meetings of directors and shareholders of each Group Company and all actions by written consent without a meeting by the directors and shareholders of each Group Company since the date of its incorporation and accurately reflects all actions by the directors (and any committee thereof) and shareholders of each Group Company with respect to all transactions referred to in such resolutions in all material respects. All board and shareholder resolutions, Charter documents (and any amendments thereto) and any other required filings of the Group Companies have been duly filed with the relevant Government Authority within the required deadlines in all material respects.

Section 4.8 Financial Statements.

(a)    Correct and complete copies of (A) the unaudited consolidated balance sheet of the Group Companies as of each of December 31, 2015 and December 31, 2016, and the related unaudited consolidated statements of income and cash flow of the Group Companies for each of the fiscal years then ended, together with all related notes and schedules thereto, and (B) the unaudited consolidated balance sheet of the Group Companies as of April 30, 2017, and the related unaudited consolidated statements of income and cash flow of the Group Companies for the four-month period then ended, together with all related notes and schedules thereto ((A) and (B) collectively, the “Financial Statements”) have been made available to such Series B Investor. The Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Group Companies, (ii) present fairly the consolidated financial condition and results of operations of the Group Companies as of the dates thereof and for the periods covered thereby, (iii) have been prepared in accordance with the Applicable Accounting Standard applied on a basis consistent with the past practices of the Group Companies, and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of the Group Companies and the results of the operations of the Group Companies as of the dates thereof and for the periods covered thereby.

(b)    The books of account and other financial records of the Company and other Group Companies (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with the Applicable Accounting Standard, and in each case, applied on a basis consistent with the past practices of the Company, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies, and (iii) have been, in all material respects, maintained in accordance with all applicable Laws and good business and accounting practices.

(c)    All of the accounts receivable owing to any of the Group Companies, including without limitation all accounts receivable set forth on the Financial Statements, constitute valid and enforceable claims and are good and collectible in the ordinary course of business in all material respects, and reserves therefor shown on the Financial Statements are adequate and on a basis consistent with the Applicable Accounting Standard. No further goods or services are required to be provided in order to complete the sales and to entitle the respective Group Company to collect such accounts receivable in full. There are no material contingent or asserted claims, refusals to pay, or other rights of set-off with respect to any of the Group Companies.

Section 4.9 No Undisclosed Liability; Solvency.

(a)    None of the Group Companies has any Liabilities other than (i) Liabilities reflected on, reserved against, or disclosed in the Financial Statements, (ii) incurred since the Statement Date in the ordinary course of business of the Group Companies which do not and could not reasonably be expected to have a Material Adverse Effect.

(b)    None of the Group Companies is insolvent under the Laws of its jurisdiction of incorporation or unable to pay its debts as they fall due. There are no ongoing proceedings or negotiations involving any Group Company in relation to any compromise or arrangement with creditors and no Order has been made or petition presented or resolution passed by or on behalf of any Group Company for the winding-up, liquidation or bankruptcy of any Group Company, and there has not been any petition or Order for administration, winding-up, liquidation or bankruptcy filed against a Group Company or any appointment of a receiver or liquidator in respect of the assets of a Group Company.

Section 4.10 Absence of Certain Changes. Except as specifically contemplated by this Agreement, as set forth in the Restructuring Plan and the Restructuring Documents, or as set forth in the Financial Statements or Section 4.10 of the Disclosure Schedule, since the Statement Date, with respect to the Group Companies, there has not been any:

(a)    change which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(b)    entry into any transaction that was not in the ordinary course of business consistent with past practice or material changes in the customary methods of operations of any Group Company;

(c)    purchase, acquisition, sale, lease, disposal of or other transfer of any assets that are individually or in the aggregate material to any Group Company other than in the ordinary course of business consistent with past practice;

(d)    waiver, termination, cancellation, settlement or compromise by any Group Company of a right, debt or claim owed to it that is material to any Group Companies;

(e)    declaration, setting aside or payment or other distribution in respect of any of the Group Companies’ shares, or any direct or indirect redemption, purchase or other acquisition of any of such shares by any Group Company, in each case, other than any such transaction between the Group Companies;

(f)    amendment to or early termination of any Material Contract, entry of any new agreement or contract that would have been a Material Contract if in effect on the date hereof, or any amendment to any Charter Document;

(g)    any amendment to or termination of any material claim of any Group Company or waiver of any other material right of value to any Group Company;

(h)    authorization, sale, issuance, transfer, pledge or other disposition of any equity or debt securities, or issuance or sale of any option, warrant or other rights to acquire any equity or debt securities, of any Group Company;

(i)    damages, destruction or loss, whether or not covered by insurance, resulting in a Material Adverse Effect;

(j)    material change in the accounting methods or practices followed by any Group Company;

(k)    capital expenditure or commitment for any capital expenditure in excess of US$1,000,000 (or the equivalent thereof in another currency) in a single transaction;

(l)    incurrence, creation, assumption, repayment, satisfaction, or discharge of any material Lien or Indebtedness (other than reasonable and normal advances to employees for bona fide expenses or Liens, guarantees, loans or advances that are incurred in the ordinary course of business consistent with past practice);

(m)    material change in any compensation or benefit arrangement or agreement with any employee of any Group Company; or adoption of any ESOP or issuance of any award thereunder; or

(n)    agreement or commitment to do any of the things described in this Section 4.10.

Section 4.11 Title to Properties and Assets. Each Group Company solely owns or leases all properties and assets reasonably necessary to conduct the Business. Each Group Company has good and marketable title to all its properties and assets, both real and personal, including without limitation all properties and assets set forth on the Financial Statements, and has good title to all its leasehold interests, in each case not being subject to any Liens. With respect to leased properties and assets, each Group Company is in compliance in all material respects with all applicable leases. All properties and assets of each Group Company are in a good state of repair and in good working condition other than any normal wear and tear. None of the assets of any Group Company is a state-owned asset.

Section 4.12 Intellectual Property.

(a)    Section 4.12(a) of the Disclosure Schedule sets forth a complete list of (i) all Intellectual Property owned by each Group Company (“Company Intellectual Property”) and (ii) all Company IP Agreements.

(b)    Except as set forth in Section 4.12(b) of the Disclosure Schedule, each Group Company is the exclusive owner of the entire and unencumbered right, title and interest in and to the Company Intellectual Property, and has a valid license to use the Licensed Intellectual Property in connection with the Business. Each Group Company is entitled to use all Company Intellectual Property and the Licensed Intellectual Property in the continued operation of its Business without limitation, subject only to the terms of the Company IP Agreements.

(c)    The Company Intellectual Property and the Licensed Intellectual Property, to the Knowledge of the Warrantors, include all of the Intellectual Property required for the conduct of or used in connection with the Business, and there are no other items of Intellectual Property that are material to the conduct of the Business. The Company Intellectual Property and, to the Knowledge of the Warrantors, the Licensed Intellectual Property are subsisting, valid and enforceable, and have not been adjudged invalid or unenforceable in whole or part. Each item of Company Intellectual Property registered with a Government Authority is in compliance with all applicable Laws, and all filings, payments and other actions required to be made or taken to maintain such Intellectual Property rights in full force and effect have been made or taken in all material respects. Except as set forth in Section 4.12(c) of the Disclosure Schedule, no item of Company Intellectual Property registered with a Government Authority has lapsed or expired or is scheduled to lapse or expire within the next twelve (12) months hereafter.

(d)    The conduct of the Business and the use of the Company Intellectual Property and the Licensed Intellectual Property, do not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property of any third party, and no Action alleging any of the foregoing is pending, and no claim has been asserted against any Group Company alleging any of the foregoing. To the Knowledge of the Warrantors, there are no infringements or other violations of any Company Intellectual Property by any third party. No Company Intellectual Property is subject to any pending, or to the Knowledge of the Warrantors, threatened Order or Action challenging or restricting the use of such Company Intellectual Property or that would impair the validity or enforceability of such Company Intellectual Property.

(e)    Except as set forth in Section 4.12(e) of the Disclosure Schedule, none of the Group Companies has granted in writing any license or other right to any third party with respect to the Company Intellectual Property or Licensed Intellectual Property. Neither the execution, delivery and performance of this Agreement or the other Transaction Documents nor the consummation of any of the transactions contemplated hereby or thereby will alter or impair the Company Intellectual Property or Licensed Intellectual Property.

(f)    Except as set forth in Section 4.12(f) of the Disclosure Schedule, the Founders, the directors of each Group Company, current and former employee employed, and current and former consultant engaged, by each Group Company as of the Closing of such Series B Investor is under written obligation for the benefit of the Group Companies, to maintain in confidence all confidential and proprietary information acquired by them during the course of their employment and all rights and title to and ownership of all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter are vested in and remain with the Group Companies. Each Group Company has taken commercially reasonable measures to protect the secrecy, and confidentiality of all of their material trade secrets and, to the Knowledge of the Company, there has been no unauthorized disclosure of any material data or information which, but for any such unauthorized disclosure, such Group Company would consider to be a material trade secret owned by such Group Company.

Section 4.13 Material Contracts.

(a)    Section 4.13(a) of the Disclosure Schedule lists each of the following currently effective Contracts (other than the Transaction Documents) to which a Group Company is a party or otherwise bound (each such Contract, a “Material Contract”) that:

(i)    involves payments (or a series of payments), contingent or otherwise, of RMB2,000,000 (or the equivalent thereof in another currency), in cash, property or services;

(ii)    is with a Government Authority;

(iii)    limits or restricts any Group Company’s ability to compete or otherwise conduct the Business in any material respect, or that contains any exclusivity or change in control provision;

(iv)    grants a power of attorney, agency or similar authority;

(v)    relates to Indebtedness, provides for an extension of credit, provides for indemnification or any guaranty, or provides for a “keep well” or other agreement to maintain any financial statement condition of another Person;

(vi)    relates to any Intellectual Property, other than “shrink- wrap” or “off-the-shelf” commercially available software;

(vii)    is a Related Party Contract;

(viii)    is a lease on real or personal property;

(ix)    is an insurance policy;

(x)    is outside the ordinary course of business of any Group Company; or

(xi)    is otherwise material to any Group Company or is a Contract on which any Group Company is substantially dependent.

(b)    Each Material Contract is a valid and binding agreement of the Group Company that is a party thereto, the performance of which does not and will not violate any applicable Law or Order, and is in full force and effect and enforceable in accordance with its terms. To the Knowledge of the Warrantors, such Group Company has duly performed all of its obligations under each Material Contract to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by such Group Company or any other party or obligor with respect thereto, has occurred, or as a result of the execution, delivery, and performance of the Transaction Documents will occur. No Group Company has given notice (whether or not written) that it intends to terminate a Material Contract or that any other party thereto has breached, violated or defaulted under any Material Contract. No Group Company has received any notice (whether written or not) that it has breached, violated or defaulted under any Material Contract or that any other party thereto intends to terminate such Material Contract.

Section 4.14 Litigation. Except as set forth in Section 4.14 of the Disclosure Schedule, there is no Action against any Group Company, or against any employee, officer or director of any Group Company in connection with their relationship with the Group Companies, pending or, to the Knowledge of the Warrantors, threatened, including but not limited to any Actions that questions the validity of the Transaction Documents, the right of any Group Company to enter into the Transaction Documents to which such Group Company is a party, the rights and obligations of the Company to consummate the transactions contemplated by such Transaction Documents, or that would result, either individually or in the aggregate, in a Material Adverse Effect. There is no Order in effect against any Group Company and no Action initiated by any Group Company pending or which any of them intends to initiate.

Section 4.15 Compliance with Laws.

(a)    Except as set forth in Section 4.15(a) of the Disclosure Schedule, each Group Company is, and at all times has been, in compliance in all material respects with all Laws and Orders that are applicable to it or to the conduct or operation of the Business or the ownership or use of any of its properties, assets and Intellectual Property.

(b)    Except as set forth in Section 4.15(b) of the Disclosure Schedule, no event has occurred or circumstances exist that (with or without notice or lapse of time) (i) may constitute or result in a violation by any Group Company of, or a failure on the part of such Group Company to comply with, any Law or Order or (ii) may give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(c)    Except as set forth in Section 4.15(c) of the Disclosure Schedule, none of the Group Companies has received any notice or other communication (whether oral or written) from any Government Authority regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law or Order or (ii) any actual, alleged, possible, or potential obligation on the part of such Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(d)    Except as set forth in Section 4.15(d) of the Disclosure Schedule, the Group Companies have obtained all approvals and authorizations from the relevant Government Authorities and have fulfilled any and all fillings and registration requirements with the relevant Government Authorities required for the operations of the Group Companies in all material respects. All filings and registrations with the relevant Government Authorities required in respect of the Group Companies, including but not limited to the registrations with the Ministry of Commerce (or any predecessors), the Ministry of Industry and Information Technology, the State Administration of Industry and Commerce, the State Administration of Foreign Exchange, and tax bureau and the local counter part of each of the aforementioned PRC Government Authorities, as applicable, have been duly completed in accordance with the relevant Laws in all material respects. No Group Company has received any letter or notice from any relevant Government Authority notifying it of the revocation of any authorization of any Government Authority, permit or license issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by any Group Company. Each Group Company has been conducting its business activities within the permitted scope of business or is otherwise operating its Businesses in full compliance with all relevant Laws and Orders in all material respects, including producing, processing and/or distributing products with all requisite licenses, permits and approvals granted by the competent Government Authorities. None of the Group Companies expects that any authorization of any Government Authority, license or permit requisite for the conduct of any part of its Business which is subject to periodic renewal will not be granted or renewed by the relevant Government Authorities.

(e)    Except as set forth in Section 4.15(e) of the Disclosure Schedule, each holder or beneficiary owner of shares or convertible securities of the Company (each, a “Company Security Holder”), who is subject to any of the registration or reporting requirements of Circular 37 has been in compliance with such reporting and/or registration requirements under Circular 37 and any other then applicable SAFE regulations, (collectively, the “SAFE Regulations”). To the Knowledge of the Warrantors, none of the Company Security Holders and the Group Companies has received any oral or written inquiries, notifications, Orders or any other forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Regulations and the Company and the Company Security Holders have made all oral or written filings, registrations, reporting or any other communications required by SAFE or any of its local branches.

(f)    Except as set forth in Section 4.15(f) of the Disclosure Schedule, any increase or decrease of the registered capital, or any issuance or repurchase of shares of each Group Company, and any equity interest transfer or share transfer of each Group Company have been in compliance with all Laws and the Group Companies have obtained all approvals and authorizations from the relevant Government Authorities and have fulfilled any and all fillings and registration requirements with the relevant Government Authorities required for the foregoing changes of the Group Companies.

Section 4.16 Taxes.

(a)    Each Group Company has duly and timely filed all Tax Returns as required by Law to have been filed by it and all such Tax Returns are true, correct, and complete. Except as set forth in Section 4.16(a) of the Disclosure Schedule, each Group Company has paid in full all Taxes required to be paid by it and no Tax Liens (other than for current Taxes not yet due or payable) are currently in effect against any of the assets of any Group Company. The provisions for Taxes in the Financial Statements fully reflect all unpaid Taxes of each Group Company, whether or not assessed or disputed as of the date of the applicable Financial Statements.

(b)    No examination or audit of any Tax Returns of any Group Company by any Government Authority is currently in progress or has been threatened. No assessment of Tax has been proposed in writing against any Group Company or any of their assets or properties. None of the Group Companies is subject to any waivers or extensions of applicable statutes of limitations with respect to Taxes for any year. Since the Statement Date, none of the Group Companies has incurred any Taxes other than in the ordinary course of business. None of the Group Companies has received any written claim from a Government Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction. None of the Group Companies is treated as a resident for Tax purposes of, or is otherwise subject to income Tax in, a jurisdiction other than the jurisdiction in which it has been established.

(c)    Each Group Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts due, owing to or paid to any Person.

(d)    Each Group Company is in compliance in all material respects with all terms, conditions and formalities necessary for the continuance of any Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund or other Tax reduction agreement or order available under any applicable Tax Law. Each such Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund or other Tax reduction agreement or order enjoyed by any Group Company has been made or granted in compliance with all applicable Laws and is expected to remain in full effect throughout the current effective period thereof after the Closing Date of such Series B Investor and no Group Company has received any notice to the contrary. Each Group Company is in compliance in all material respects with all transfer pricing requirements in all jurisdictions in which they are required to comply with applicable transfer pricing regulations, and all the transactions between any Group Company and other related Persons (including any Group Company) have been effected on an arm’s length basis. All exemptions, reductions and rebates of material Taxes granted to any Group Company by a Government Authority are in full force and effect and have not been terminated. None of the Group Companies is responsible for Taxes of any other Person by reason of Contract, successor Liability, operation of Law or otherwise.

(e)    No Group Company will be required to include material amounts in income, or exclude material items of deduction, or qualification for Tax exemption, Tax holiday, Tax credit, Tax incentive or Tax refund, in a taxable period beginning after the Closing Date of such Series B Investor as a result of a change in method of accounting occurring prior to the Closing Date of such Series B Investor. The transactions contemplated under this Agreement and the other Transaction Documents to which a Group Company is a party are not in violation of any applicable Law regarding Tax, and will not result in any Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund being revoked, cancelled or terminated or trigger any Tax liability for the Group Companies.

Section 4.17 Employee Matters. The Founders and, to the Knowledge of the Warrantors, all other full-time employees of each Group Company are devoting their full professional time to such Group Company. To the Knowledge of the Warrantors, no employee of any Group Company is in violation of any Law or Order, or any provision of any Contract, relating to such employee’s relationship with the Group Company or any prior employer. Except as disclosed in Section 4.17 of the Disclosure Schedule or as required by applicable Law, none of the Group Companies has any Benefit Plan. For purposes hereof, “Benefit Plan” means any plan, Contract or other arrangement, formal or informal, whether oral or written, providing any benefit to any present or former officer, director or employee, or dependent or beneficiary thereof, including any employment agreement or profit sharing, deferred compensation, share option, performance share, employee share purchase, bonus, severance, retirement, health or insurance plan. No employee of the Group Companies is owed any back wages or other compensation for services rendered except as set forth on the Financial Statements. Except as set forth in Section 4.17 of the Disclosure Schedule, there is no labor strike, labor slow down, labor claim, labor dispute or labor union organization activities pending or, to the Knowledge of the Warrantors, threatened between any Group Company and its employees. Each Group Company has complied with all applicable Laws related to employment and related to the Benefit Plans (including Laws related to the contribution of social insurance and related benefits).

Section 4.18 Transactions with Related Parties.

(a)    All Contracts (other than (i) the Transaction Documents, (ii) the employment agreements, and (iii) the confidential information, invention assignment, non-compete and non-solicitation agreements) to or by which any Group Company, on the one hand, and any Related Party, on the other hand, are or have been a party or otherwise bound or affected (the “Related Party Contracts”) are set forth on Section 4.18(a) of the Disclosure Schedule. Each Related Party Contract was made on terms and conditions as favorable to such Group Company as would have been obtainable by it at the time in a comparable arm’s-length transaction with an unrelated party.

(b)    Except as set forth on Section 4.18(b) of the Disclosure Schedule no Related Party has any direct or indirect ownership in any Person with which any Group Company has a business relationship, or any Person that competes with or could reasonably be expected to compete with any Group Company, except for ownership of less than one percent (1%) of any class or other equity of publicly traded companies. Except for transactions in the ordinary course of business of a Group Company on terms and conditions as favorable to the Group Companies as would have been obtainable by them at the time in a comparable arm’s-length transaction with an unrelated party, no Related Party has any Contract, understanding, business relationship with, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of them (other than for accrued salaries, reimbursable expenses or other standard employee benefits). Except as set forth in Section 4.18(b) of the Disclosure Schedule, no Related Party has had, either directly or indirectly, a material interest in: (i) any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (ii) any Contract to which a Group Company is a party or by which it may be bound or affected.

Section 4.19 Material Licenses. Each Group Company has all the Material Licenses for the conduct of the Business as now being conducted, and the Group Companies can be reasonably expected to obtain all the Material Licenses for the conduct of the Business as proposed to be conducted. Section 4.19 of the Disclosure Schedule contains a complete and correct list of all Material Licenses held by each Group Company and the termination date of each such Material License. The Material Licenses currently held by the Group Company are, and will remain, in full force and effect for not less than one (1) year after the Closing of such Series B Investor. No other Material License is necessary for, or otherwise material to, the conduct of the Business by any such Group Company. The consummation of the transactions contemplated under the Transaction Documents will not result in the termination or revocation of any of the Material Licenses. None of the Group Companies is in default in any material respect under any of its Material Licenses and has not received any notice (whether written or not) relating to the suspension, revocation or modification of any such Material Licenses.

Section 4.20 Entire Business. There are no facilities, services, assets or properties shared with any other Person, which are used in connection with the Business of the Group Companies.

Section 4.21 Full Disclosure. Neither this Agreement nor any Exhibit or Schedule hereto contains any untrue statement of any material fact or omits to state any material fact reasonably necessary in order to make the statements contained herein or therein not misleading.

Section 4.22 Exempt Offering. Subject to the accuracy of the representations of each of the Series B Investors set forth in Article V below, the offer, sale and issuance of the Series B Investor Subscription Shares, the Series B Warrant and the Series B Warrant Shares to such Series B Investor in conformity with the terms of this Agreement are exempt from the qualification, registration and prospectus delivery requirements of the Securities Act.

Section 4.23 Brokers. No broker, finder or investment banker is entitled to receive from any Group Company any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any Group Company.

Article V

Representations and Warranties of the Investors

Each Investor hereby, severally but not jointly, represents and warrants to the Company that the statements contained in this Article V are true, correct and complete as of the date hereof and as of the Closing Date of such Investor (unless any representations and warranties expressly relate to another date, in which case as of such other date).

Section 5.1 Organization and Good Standing. Such Investor is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment, and has all requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted.

Section 5.2 Authorization. Such Investor has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which such Investor is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which such Investor is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Investor. This Agreement has been, and each of the other Transaction Documents to which such Investor is a party will be at or prior to the Closing, duly and validly executed and delivered by such Investor and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the other Transaction Documents to which such Investor is a party will constitute, the legal, valid and binding obligations of such Investor, enforceable against it in accordance with their respective terms.

Section 5.3 No Conflicts. None of the execution, delivery and performance by such Investor of this Agreement or the other Transaction Documents to which such Investor is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by such Investor with any of the provisions hereof or thereof will breach or conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), any provision of (i) the memorandum and articles of association of such Investor; or (ii) any Order or Law applicable to such Investor, in each case of (i) and (ii), except as would not, individually or in the aggregate, materially and adversely affect the ability of such Investor to carry out its obligations hereunder and under the other Transactions Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

Section 5.4 Outbound Investment Registration. If such Investor is an ODI Investor, unless the ODI Condition for each of the other Investors has been duly waived (whether pursuant to Section 7.5(a) or otherwise), as of the Closing of such ODI Investor, such ODI Investor (or its applicable Beneficial Owner) has completed all necessary filings and registrations with, and obtained all necessary approvals from, the relevant Government Authorities and banks in connection with its outbound investment into the Company.

Article VI

Covenants and Agreements

Section 6.1 Access to Information. From the date hereof until the Closing Date of an Investor, the Warrantors shall, and shall cause the Company’s and the other Group Companies’ directors, officers, employees, and other representatives to, give to such Investor, reasonable access during regular business hours to the offices, properties and books and records of the Company and the other Group Companies and furnish to such Investor such financial and operating data and any other information relating to any of the Group Companies as such Investor may reasonably request.

Section 6.2 Conduct of Business. From the date hereof until the Closing of an Investor, except as otherwise expressly provided in this Agreement or with the prior written consent of such Investor, the Group Companies shall, and the Founders shall cause the Group Companies to:

(a)    conduct the respective Business of the Group Companies in the ordinary course and consistent with the Group Companies’ past practice;

(b)    continue the respective promotional activities and pricing and purchasing policies of the Group Companies consistent with past practice;

(c)    use their best efforts to (i) preserve the present business operations, organization and goodwill of the Group Companies, (ii) keep available the services of its current officers and employees, (iii) preserve the present relationships with clients of the Group Companies, and (iv) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty with respect to the Group Companies in this Agreement to be untrue or result in a breach of any covenant made by the Company in this Agreement; and

(d)    not take any of the actions enumerated in Section 4.10.

Section 6.3 Notice of Certain Matters.

(a)    From the date hereof until the Closing of an Investor, each Party shall promptly notify the other Parties of any occurrence of which it is aware that is reasonably likely to result in any of the conditions set forth in Article VII becoming incapable of being satisfied; provided, however, that any Party’s failure to give notice of any such occurrence as required pursuant to this Section 6.3(a) shall not be (i) deemed to be a breach of the covenant contained in this Section 6.3(a), but instead shall (if applicable) constitute only a breach of the applicable underlying representation, warranty, covenant or agreement, or (ii) taken into account in determining whether the conditions to Closing set forth in Article VII have been satisfied.

(b)    Without limitation to Section 6.3(a), if there occurs any facts, events or circumstances after the date hereof and before the Closing of a Series A Investor that constitutes a material breach of any representations or warranties of the Company, the Founder Holdco and the Management Holdco that are to be repeated at the Closing of such Series A Investor, the Company, the Founder Holdco and the Management Holdco shall promptly execute a certificate detailing such facts, events or circumstances and deliver such certificate to such Series A Investor.

(c)    Without limitation to Section 6.3(a), if there occurs any facts, events or circumstances after the date hereof and before the Closing of a Series B Investor that constitutes a breach of any representations or warranties of the Warrantors that are to be repeated at the Closing of such Series B Investor, the Warrantors shall promptly execute a certificate detailing such facts, events or circumstances and deliver such certificate to such Series B Investor, whereupon the Disclosure Schedule shall be deemed to have been updated with such facts, events or circumstances as set forth in such certificate (but such update shall be deemed to qualify only the representations and warranties (other than the Warrantor Fundamental Warranties) that are repeated at the Closing of such Series B Investor). Upon and after any such update to the Disclosure Schedule,

(i)    if the Warrantors acknowledge that such facts, events or circumstances are adverse to the interests of the Group Companies or such Series B Investor in a material respect, such Series B Investor shall be entitled to terminate this Agreement as between the Company and such Series B Investor by written notice to the Company, and

(ii)    if such Series B Investor and the Warrantors, in their respective reasonable beliefs, disagree as to whether such facts, events or circumstances are adverse to the interests of the Group Companies or such Series B Investor in a material respect, such Series B Investor and the Warrantors shall consult with each other in good faith with a view to resolving such disagreement (including agreeing on any adjustments to the terms of the transactions contemplated hereby that may be necessary) as soon as reasonably practicable, provided, however, that, notwithstanding anything herein to the contrary, such Series B Investor (x) shall not be obligated to proceed with its Closing unless and until such Series B Investor and the Warrantors have resolved such disagreement through mutual consultation, and

(d)    shall be entitled to terminate this Agreement as between the Company and such Series B Investor by written notice to the Company at any time after the Long Stop Date if the Closing of such Series B Investor shall not have occurred as of the Long Stop Date.

Section 6.4 Use of Proceeds. The Company agrees and covenants with each Investor that without the prior written consent of the Investors, the proceeds from the issue of the Investor Subscription Shares hereunder shall only be used for payment of the consideration or loans payable by a Group Company in connection with the Restructuring, on the terms and conditions expressly set out in the Restructuring Plan and the Restructuring Documents, and any remaining proceeds shall only be used for business operations, strategic investments, and other general corporate purposes of the Group Companies.

Section 6.5 Further Assurances. Each Party hereto shall use (and the Company shall cause each other Group Company to use) its commercially reasonable efforts to (a) take all actions necessary or appropriate and do all things (including to execute and deliver documents and other papers) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and (b) cause the fulfillment at the earliest practicable date of all of the conditions to the other Parties’ respective obligations to consummate the transactions contemplated by this Agreement.

Section 6.6 Restructuring.

(a)    The Group Companies shall (and the Founders shall cause the Group Companies to), and each other Party who (or whose Affiliate) is or will become a party to any Restructuring Document shall (and shall cause its applicable Affiliate to), take all necessary steps to complete the Restructuring as soon as practicable in accordance with the Restructuring Plan and the Restructuring Documents (including the timing requirements and the other terms and conditions set forth therein) and in compliance with applicable Laws. The Group Companies and the Founders shall keep the Investors reasonably informed of the status and progress of the Restructuring, and shall promptly notify the Investors upon the completion of each step of the Restructuring and provide all relevant evidence relating thereto.

(b)    Prior to entering into any Contract (including any Restructuring Document) in connection with the Restructuring (but other than any such standard short-form Contract solely to be used for filing with the relevant Government Authority, which do not conflict with or override the arrangements set forth in the Restructuring Documents), the Warrantors shall provide the final execution form of such Contract to the Series B Investors for review and approval, and may not enter into any such Contract unless the Series B Investors shall have provided written consent (including consents by emails) in respect thereof (whereupon such Contract, if not already a Restructuring Document, shall be deemed a Restructuring Document), provided, however, that (i) if such Contract is in the final form as set forth in EXHIBIT G or in substantially the form of the latest draft for such Contract as set forth in EXHIBIT G, the Series B Investors shall not withhold such consent, and (ii) in all other cases, the Series B Investors may grant or withhold such consent as reasonably determined by the Series B Investors (such reasonableness to be determined by the Series B Investors in good faith)).

(c)    Subject to and without limitation to Section 6.6(a) and Section 6.6(b), the Warrantors shall not, without the prior written consent of the Series B Investors (which may be granted or withheld as reasonably determined by the Series B Investors (such reasonableness to be determined by the Series B Investors in good faith)), (i) take, or agree to take, any action in connection with the Restructuring that is not provided for in the Restructuring Plan and the Restructuring Documents or not in accordance with the terms and conditions therein, or (ii) terminate, amend, modify or supplement any Restructuring Document or any provision thereof, grant or permit to be granted any waiver or consents thereunder, or fail to pursue and rights or remedies thereunder. Notwithstanding the foregoing and for the avoidance of doubt,

(iii)    execution and delivery of Restructuring Documents in compliance with the provisions of Section 6.6(a) and Section 6.6(b) and performance of the Restructuring Documents in accordance with the terms therein shall not be deemed to be granting of consents for purposes of Section 6.6(c)(ii), and (y) Section 6.6(c)(ii) shall not apply to any replacement of VIE Agreements that is specifically required by the Restructuring Plan, provided that the provisions of Section 6.6(a) and Section 6.6(b) shall nevertheless apply with respect to any VIE Agreement proposed to be entered into in connection with such replacement.

Section 6.7 Amended Articles. The Company shall, and the Founders shall procure that the Company duly file the Amended Articles filed with the appropriate corporate registration authorities of the Cayman Islands within 30 days after the first Closing to occur.

Section 6.8 Circular 37 Registration. Each Company Security Holder who is subject to any of the registration or reporting requirements of Circular 37 shall, and each Warrantor shall cause such Company Security Holder to, complete all of its necessary reporting and/or registration of Circular 37 and provide evidence relating thereto within two (2) months after the Series B Closing.

Section 6.9 Post-Incorporation Registrations. The WFOE shall, and the Warrantors shall cause the WFOE to, complete all necessary filings and registrations with the relevant commercial committee, SAFE and the bank authorized by SAFE in connection with the due establishment of the WFOE and provide relevant evidence relating thereto within one (1)month after the Series B Closing.

Section 6.10 Right to Appoint Nominee Shareholder. After the Closing of Primavera, Primavera shall have the right to designate a nominee (and to replace any such designee) from time to time to hold a percentage of the registered capital of the Domestic Company that is equal to the percentage of issued and outstanding Shares held by Primavera and its Affiliates in the Company, and the Warrantors and the other Parties hereto shall take all necessary actions to effectuate the foregoing (including without limitation entering into relevant transaction agreements, amending the organizational documents of the Domestic Company, adopting or causing to be adopted shareholders and/or board resolutions and completing the related registrations with the relevant Government Authority). Primavera shall procure its nominee and the other Parties shall cause their respective onshore Affiliate to enter into all applicable VIE Agreements and to perform their obligations thereunder (including to cooperate with the other parties thereto in connection with the registration of the pledge of the nominee’s equity interests in the Domestic Company created thereby). After any sale of the Shares held by it or its Affiliates to third parties (other than its Affiliates) resulting in a material reduction in the percentage interest held by Primavera and its Affiliates in the Company, Primavera shall procure its nominee to correspondingly reduce the percentage equity interest in the Domestic Company held by its nominee (and the Warrantors and the other Parties hereto shall take all necessary actions to effectuate the foregoing). Without prejudice to the relevant Parties’ rights and obligations under this Section 6.10, the Company and Primavera will discuss in good faith and endeavour to reasonably agree on the implementation details of the arrangements contemplated by this Section 6.10 with the mutual goal of minimizing costs and administrative burdens to the Company and Primavera in connection with the foregoing.

Section 6.11 Certain Additional Covenants. The Warrantors hereby jointly and severally undertake in favor of each Investor as follows:

(a)    after the Closing of such Series B Investor, the Group Companies shall, and the Founders shall procure that the Group Companies will, use reasonable best efforts obtain all permits and licenses necessary for the operation of the Business;

(b)    the Group Companies incorporated in the PRC and their respective branches shall use their respective reasonable best efforts to include “ ” and/or “ ” in the business scope of their respective business licenses;

(c)    the Warrantors shall cause each of the Persons listed in SCHEDULE 11 to be liquidated and de-registered, or all of the equity interests in each such Person to be transferred to a third party who is not an Affiliate of any Warrantor, as soon as reasonably practicable (and in any event within two (2) years) after the Closing of such Series B Investor; and

(d)    the Warrantors shall (i) ensure that shall, no later than December 31, 2017, repay all amounts owed by it to the Domestic Company and any other Group Company (whether due to intercompany payables, loans or otherwise) (such amounts as of the date hereof being RMB 44,042,793.23 in the aggregate), and (ii) provide written evidence of such full repayment to the Series B Investors no later than December 31, 2017. The Warrantors further agree that, in the event that any such amount is not repaid as of December 31, 2017, for purposes of determining the amount of losses suffered by the Series B Investors under Article VIII in connection with such event, each Series B Investor shall be deemed to have suffered a loss equal to such unpaid amount multiplied by the shareholding percentage of such Series B Investor in the Company at such time.

Article VII

Conditions

Section 7.1 Conditions to the Obligation of Each Party. The obligations of the Company, on the one hand, and each Investor, on the other hand, to proceed to the Closing with respect to such Investor is subject to the satisfaction or waiver by the Company and such Investor (where legally permissible) of the following conditions:

(a)    there shall not be in effect any Law or Order by a Government Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby with respect to such Investor; and

(b)    no Action shall have been commenced by or before any Government Authority against such Party seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement with respect to such Investor which would render it impossible or unlawful to consummate such transactions, provided, however, that the provisions of this Section 7.1(b) shall not apply if such Party has directly or indirectly solicited or encouraged any such Action.

Section 7.2 Additional Conditions to the Obligation of Each Series A Investor. The obligations of each Series A Investor to proceed to the Closing with respect to such Series A Investor is subject to the satisfaction or waiver by such Series A Investor of the following additional conditions:

(a)    The representations and warranties of the Warrantors set forth in Article III shall be true and correct in all respects when made and as of the Closing of such Series A Investor with the same force and effect as if made as of the Closing of such Series A Investor;

(b)    the Warrantors shall have performed and complied with, in all material respects, each of the obligations and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date of such Series A Investor;

(c)    (i) the steps contemplated by Sections V.1 BVI2 BVI (for avoidance of doubt, excluding the completion of the registration of Circular 37), V.2 , V.4 (for the avoidance of doubt, excluding any alternative plans noted thereunder (the “ODI Alternative Plans”)), V.5 WFOE), V.6 and V.7 VIE of the Restructuring Plan shall have been completed in accordance with the Restructuring Plan and the relevant Restructuring Documents and in compliance with applicable Laws, and (ii) such Series A Investor shall have received written evidence (including photographs) of the completion of the foregoing steps to the reasonable satisfaction of such Series A Investor; and

(d)    such Series A Investor shall have received a certificate signed by an authorized signatory of the Company certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c)(i) have been satisfied.

Section 7.3 Additional Conditions to the Obligation of Each Series B Investor. The obligations of each Series B Investor to proceed to the Closing with respect to such Series B Investor is subject to the satisfaction or waiver by such Series B Investor of the following additional conditions:

(a)    (i) the Warrantor Fundamental Warranties shall be true and correct in all respects when made and as of the Closing of such Series B Investor with the same force and effect as if made as of the Closing, except to the extent such representations and warranties relate to another date (in which case such representations and warranties shall be true and correct in all respects as of such other date with the same force and effect as if made as of such other date), and (ii) the representations and warranties of the Warrantors set forth in Article IV (other than the Warrantor Fundamental Warranties) (A) that are not qualified by “materiality”, “Material Adverse Effect” or similar qualifiers shall have been true and correct in all respects when made and shall be true and correct in all material respects as of the Closing of such Series B Investor with the same force and effect as if made as of the Closing of such Series B Investor, and (B) that are qualified by “materiality”, “Material Adverse Effect” or similar qualifiers shall have been true and correct in all respects when made and as of the Closing of such Series B Investor with the same force and effect as if made as of the Closing of such Series B Investor, in each case of (A) and (B), other than such representations and warranties that relate to another date (in which case such representations and warranties shall be true and correct in all respects as of such other date with the same force and effect as if made as of such other date);

(b)    the Warrantors shall have performed and complied with, in all material respects, each of the obligations and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date of such Series B Investor;

(c)    (i) the steps contemplated by Sections V.1 BVI2 BVI 37 (for avoidance of doubt, excluding the completion of the registration of Circular 37), V.2 , V.4 (for the avoidance of doubt, excluding any ODI Alternative Plan), V.5 WFOE), V.6 ), V.7 VIE and V.8 of the Restructuring Plan shall have been completed in accordance with the Restructuring Plan and the relevant Restructuring Documents and in compliance with applicable Laws, and (ii) such Series B Investor shall have received written evidence of the completion of the foregoing steps to the reasonable satisfaction of such Series B Investor (for avoidance of doubt, as for evidence about the application for the registration of Circular 37 under Section V.1 ( BVI2 BVI , 37 of the Restructuring Plan, the Company shall notify the Series B Investor reasonably in advance of the submission of such application, and the Series B Investor shall be entitled to designate a representative to witness such submission, provided that such representative shall timely appear and witness such submission in good faith);

(d)    from and after the date hereof, there shall have been no change, event, effect or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(e)    each of the employees set forth in SCHEDULE 12 shall have entered into an employment agreement containing customary non-competition, confidentiality and non-disparagement covenants with the applicable Group Company in a form reasonably satisfactory to such Series B Investor and a copy of each such employment agreement shall have been provided to such Series B Investor;

(f)    the WFOE shall have joined this Agreement as a party by way of a Joinder Agreement pursuant to Section 9.15;

(g)    the First Ordinary Closing, the Series A Closing and the Second Ordinary Closing shall have been consummated in accordance with the terms and conditions herein immediately prior to the Series B Closing of such Series B Investor;

(h)    such Series B Investor shall have received a certificate signed by an authorized signatory of the Company certifying that the conditions set forth in Section 7.3(a), Section 7.3(b), Section 7.3(c)(i), Section 7.3(d) and Section 7.3(g) have been satisfied; and

(i)    no disagreement between such Series B Investor and the Warrantors as described in Section 6.3(c)(ii) shall have arisen, or such disagreement has arisen but has been resolved in accordance with Section 6.3(c)(ii).

Section 7.4 Additional Conditions to the Obligation of the Company. The obligation of the Company to proceed to the Closing with respect to any Investor is subject to the satisfaction or waiver by the Company of the following additional conditions:

(a)    the representations and warranties of such Investor in Article V shall be true and correct in all material respects when made and as of the Closing of such Investor with the same force and effect as if made as of the Closing of such Investor; and

(b)    such Investor shall have performed and complied with, in all material respects, each of the obligations and agreements required by this Agreement to be performed or complied with by such Investor on or prior to the Closing Date of such Investor.

Section 7.5 Waiver of Certain Closing Conditions; Continuing Obligations.

(a)    Without prejudice to any Investor’s general right to waive any condition to its obligation to proceed to its Closing, in the event that, as of the ODI Long Stop Date, each of the ODI Investors shall have duly and timely submitted its application for ODI Registration but any ODI Investor shall not have duly completed its ODI Registration as of the ODI Long Stop Date despite its reasonable best efforts (an “ODI Delayed Event”), then, the Warrantors shall be entitled to execute and deliver a certificate to each other Investor certifying that an ODI Delayed Event has occurred. Upon its receipt of such certificate relating to any ODI Investor or, in the absence of such certificate, a written confirmation from the Series B Investors that the Series B Investors have waived the ODI Condition, each Investor shall be deemed to have waived the condition to its obligation to proceed to its Closing relating to the completion of the ODI Registration by such ODI Investor as contemplated by Section V.4 (for the avoidance of doubt, excluding any ODI Alternative Plan) of the Restructuring Plan and Section 7.2(c) or Section 7.3(c), as applicable, of this Agreement (the “ODI Condition”).

(b)    Notwithstanding anything herein to the contrary, in the event that any Investor waives any condition to its obligation to proceed to its Closing, the relevant Parties shall nevertheless fulfill or cause to be fulfilled the terms of such condition as soon as practicable after the Closing. Without limitation to the foregoing, in the event that any Investor waives, or is deemed to have waived, pursuant to Section 7.5(a) or otherwise, the ODI Condition, the relevant ODI Investor hereby undertakes to (i) complete its ODI Registration as soon as practicable and in any event within such timeframe set forth in Section 3.4 of the Restructuring Agreement, and (ii) in the event that its ODI Registration is still not completed within such timeframe, immediately effect one of the ODI Alternative Plans and, in connection therewith, the relevant Parties will cooperate in good faith to promptly (x) enter into applicable Restructuring Documents (or amendments thereto), and (y) amend the provisions of this Agreement relating to the consideration of such ODI Investor in respect of its Investor Subscription Shares and the payment arrangements relating thereto, in each case of (x) and (y), to the extent necessary to give effect to such ODI Alternative Plan and as approved in writing by the Series B Investors, provided, however, that the actions contemplated by sub-clause (x) shall not require the approval of the Series B Investors if such actions implement the ODI Alternative Plan on the terms and conditions as described in the Restructuring Plan and are not otherwise adverse to the interests of the Group Companies or the Series B Investor in any material respect.

Article VIII

Indemnification

Section 8.1 Indemnification by the Warrantors. Each of the Warrantors (each, an “Indemnifying Party”) hereby shall, from and after the Closing, jointly and severally indemnify and hold harmless each Investor and its successors and assigns (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against all Liabilities, losses, damages, diminution in value, claims, costs and expenses (including reasonable attorneys’ fees and expenses incurred in connection with the investigation or defense of any of the same or in responding to or cooperating with any governmental investigation), interest, awards, judgments, fines and penalties suffered or incurred by the Indemnified Parties (in each case, whether absolute, accrued, conditional or otherwise and whether or not resulting from Third Party Claims) (hereinafter “Indemnifiable Losses”), arising out of or relating to:

(a)    any inaccuracy in or breach of any representation or warranty given by any Warrantor to such Investor in this Agreement or any other representations, warranties or statements set forth in the other certificates, schedules or other documents delivered by or on behalf of any Warrantor to such Investor hereunder; and

(b)    any breach of any covenant of any Warrantor (other than any covenant that is specifically made only in favor of another Investor).

Section 8.2 Survival of Representations and Warranties. Each of the representations and warranties of the Warrantors set forth in Article III shall survive indefinitely after the Closing of the applicable Series A Investor. Each of the Warrantor Fundamental Warranties shall survive indefinitely after the Closing of the applicable Series B Investor, and each representations and warranties of the Warrantors set forth in Article IV (other than the Warrantor Fundamental Warranties) shall survive until the second (2nd) anniversary of the Closing Date of the applicable Series B Investor.

Section 8.3 Limitation.

(a)    The aggregate indemnification amount claimed by an Investor or its Indemnified Parties against all the Warrantors pursuant to Section 8.1(a) shall not exceed an amount equal to the Investor Subscription Price paid by such Investor under this Agreement.

(b)    The Founders shall not be obligated to use any of his personal assets (other than any equity interest in the Group Companies beneficially owned by him or any of his Affiliates) to satisfy his indemnification obligations under this Agreement.

(c)    The aggregate indemnification amount claimed by an Investor or its Indemnified Parties against all the Warrantors pursuant to Section 8.1(b) shall not exceed the Put Price (as defined in the Amended Articles) of the Indemnified Party.

(d)    If any loss incurred by any Indemnified Party is due to the breach or violation of any Warrantors as set forth in Section 8.1(b) hereunder, and such breach or violation has been fairly disclosed in writing to such Indemnified Party and has been acknowledged and consented to in writing by such Indemnified Party or the director(s) appointed by such Indemnified Party, the Indemnifying Party shall not be obligated to indemnify such Indemnified Party with respect to such loss.

(e)    Notwithstanding Section 8.3(a) through Section 8.3(d), the limitations set forth in Section 8.3(a) through Section 8.3(d) shall not apply with respect to any claims for losses arising out of fraud or willful misconduct.

Section 8.4 Procedure. Any Indemnified Party seeking indemnification under this Article VIII shall give written notice (a “Claim Notice”) to the Indemnifying Party. The Claim Notice shall include a description in reasonable detail of (i) the basis for, and nature of, such claim, including the facts constituting the basis for such claim, and (ii) the estimated amount of Indemnifiable Losses that have been or reasonably will be sustained by the Indemnified Party in connection with such claim. In the event of any claim, demand, action or proceeding asserted against any Indemnified Party by a third party with respect to which such Indemnified Party may claim indemnification under Section 8.1 (a “Third Party Claim”), the Indemnified Party shall give the Indemnifying Party written notice within ten (10) Business Days of receiving written notice of such Third Party Claim. If the Indemnified Party fails to provide each such notice within such time period, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party is prejudiced by such failure of the Indemnified Party. The Indemnifying Party shall notify the Indemnified Party within thirty (30) days after receipt of such notice as to whether the Indemnifying Party will assume the defense of such Third Party Claim. If the Indemnifying Party assume the defense, (x) the Indemnified Party shall have the right to participate in such defense and to engage separate counsel of its own choosing at its own cost and expense and (y) the Indemnifying Party shall not agree to any compromise or settlement to which the Indemnified Party has not consented to in writing (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement or compromise includes only the payment of monetary damages which shall be paid by the Indemnifying Party and includes a release of the Indemnified Party from all Liability in respect of such Third Party Claim. If requested by the Indemnifying Party, the Indemnified Party will, at the cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in defending such Third Party Claim. If the Indemnifying Party elects not to assume the defense of such Third Party Claim, the Indemnified Party may assume the defense thereof at the expense of the Indemnifying Party, provided that the Indemnified Party shall not agree to any compromise or settlement to which the Indemnifying Party has not consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

Article IX

Miscellaneous

Section 9.1 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the Hong Kong Special Administrative Region (without giving effect to any choice of law principles thereof that would cause the application of the laws of another jurisdiction).

Section 9.2 Dispute Resolution.

(a)    Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Hong Kong International Arbitration Center (“HKIAC”) in accordance with the Hong Kong International Arbitration Center Administered Arbitration Rules (the “HKIAC Rules”) in force when the notice of arbitration is submitted in accordance with the HKIAC Rules. The HKIAC Rules are deemed to be incorporated by reference to this clause. The tribunal shall be comprised of three arbitrators. The Investor, on the one hand, and the Company, on the other hand, shall each nominate one arbitrator and the third, who shall serve as president of the tribunal, shall be nominated by the party-nominated arbitrators. The arbitration shall be conducted in English. Each Party irrevocably and unconditionally consents to such arbitration as the sole and exclusive method of resolving any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, other than any proceedings to seek the remedies of specific performance as contemplated by Section 9.3.

(b)    The award of the arbitral tribunal shall be final and binding on the Parties. The Parties agree that they will not have recourse to any judicial proceedings, in any jurisdiction whatsoever, for the purpose of seeking appeal, annulment, setting aside, modification or any diminution or impairment of its terms or effect insofar as such exclusion can validly be made. Judgment upon any award rendered may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

Section 9.3 Specific Performance. Each Party acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limitation to any other remedy or right it may have, the non-breaching Party will have the right to seek an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

Section 9.4 Entire Agreement. This Agreement, the other Transaction Documents and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between all the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, representatives and warranties, whether written or oral, among all the parties hereto with respect to the subject matter hereof.

Section 9.5 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations hereunder, as between the Company and each Investor, may not be assigned by any Party without the prior written consent of the Company (in the case of an assignment by such Investor) or the prior written consent of such Investor (in the case of an assignment by the Company), provided, however, that each Investor may assign its rights and obligations to any of its Affiliates or, in connection with a transfer that is not prohibited by the Amended Articles or the Shareholders Agreement, to any transferee of any Investor Subscription Shares, the Series B Warrants or the Series B Warrant Shares of such Investor without the prior written consent of any other Party.

Section 9.6 No Third Party Beneficiaries; No Partnership. A Person who is not a party to this Agreement shall not have any right under, nor shall any such Person be entitled to enforce any provision of, this Agreement. Nothing in this Agreement shall be deemed to constitute a partnership among any of the parties hereto.

Section 9.7 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing to the number or address set forth in SCHEDULE 9 hereto, and shall be conclusively deemed to have been duly given (a) when hand-delivered to the other parties, upon delivery; (b) when sent by facsimile or electronic mail, upon receipt of confirmation of error-free transmission or, in the case of electronic mail, upon such mail being sent unless the sending party subsequently learns that such electronic mail was not successfully delivered; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid; or (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. A Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 9.7, by giving the other parties written notice of the new address in the manner set forth above.

Section 9.8 Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of the Company and each of the Investors. Any term of this Agreement may be waived only with the written consent of the Party against whom such waiver is effective.

Section 9.9 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party hereto, upon any breach or default of any other Party hereto under this Agreement, shall impair any such right, power or remedy of such Party, nor shall it be construed to be a waiver of any such breach or default, or of an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall it be construed to be any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party hereto of any breach or default under this Agreement or any waiver on the part of any Party hereto of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party hereto, shall be cumulative and not alternative.

Section 9.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile and e-mailed copies of signatures in portable document format (PDF) shall be deemed to be originals for purposes of the effectiveness of this Agreement.

Section 9.11 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly reflects the parties’ intent in entering into this Agreement.

Section 9.12 Expenses. Except as otherwise specifically provided herein, each Party hereto will bear its own legal, accounting and other costs and expenses incurred by such Party in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 9.13 Confidentiality and Non-Disclosure.

(a)    Disclosure of Terms. The existence of the investment hereof and the terms and conditions of the Transaction Documents (collectively, the “Financing Terms”) shall be considered confidential information and shall not be disclosed by any Party hereto to any third party except in accordance with the provisions set forth below; provided that such confidential information shall not include, with respect to any Party hereto, any information that is (i) in the public domain other than by reason of the breach of the confidentiality obligations hereunder by such Party, (ii) already in the possession of such Party at the time the information was disclosed to such Party by other parties hereto, (iii) is acquired by such Party from a source other than the other parties hereto, which source, to the Knowledge of the receiving party, is not in breach of any obligation owed to any Party hereto in respect of such disclosure, (iv) independently developed by such Party without using or making reference to any confidential information, or (v) agreed in writing by the Company and the other Parties hereto not to be confidential.

(b)    Press Releases, Etc. Each Party may not disclose the existence of the transactions contemplated under this Agreement or the Financing Terms except by way of a press release in form and substance jointly approved by the Company and the Investors; provided, however, that any press release containing the name of, or making specific reference to, any Investor or any of its Affiliates shall require the prior written consent of such Investor.

(c)    Permitted Disclosures. Notwithstanding the foregoing:

(i)    in the event that any Party is requested by any Government Authority or becomes legally compelled (including, without limitation, pursuant to securities laws and regulations and in connection with any legal, judicial, arbitration or administrative proceedings) to disclose the existence of this Agreement, any other Transaction Documents, any of the exhibits and schedules attached to such agreements, or any of the Financing Terms hereof in contravention of the provisions of this Section 9.13, such Party (the “Disclosing Party”) shall to the extent practicable and permitted by laws, provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all commercially reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy with respect to the information which is requested or legally required to be disclosed. In such event, the Disclosing Party shall furnish only that portion of the information which is requested or legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party;

(ii)    any Party may disclose any of the Financing Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, accountants and attorneys, in each case only where such Persons are under appropriate nondisclosure obligations; without limiting the generality of the foregoing, the Investors shall be entitled to disclose the Financing Terms for the purposes of fund reporting or inter-fund reporting or to their fund manager, other funds managed by their fund manager and their respective auditors, counsel, directors, officers, employees, shareholders or investors; and

(iii)    each Investor may, without disclosing the identities of the other Investors or the Financing Terms of their respective investments in the Company without their consent, but subject to the consent of the Company, disclose such Investor’s investment in the Company and the Financing Terms of its investment to third parties or to the public at its sole discretion and, if it does so, the other Parties shall have the right to disclose to third parties any such information disclosed in a press release or other public announcement by such Investor.

Section 9.14 Termination of this Agreement. This Agreement may be terminated at any time prior to the Closing:

(a)    as between the Company, on the one hand, and any Investor, on the other hand:

(i)    by mutual written consent of the Company and such Investor;

(ii)    by either the Company or such Investor if the Closing with respect to such Investor shall not have been consummated as of 11:59 p.m., Beijing time, on the Long Stop Date, provided, however, that the Company or such Investor, as applicable, shall not be entitled to terminate this Agreement pursuant to this subsection (ii) if such Party has breached this Agreement and such breach has resulted in the Closing with respect to such Investor to not have been consummated as of 11:59 p.m., Beijing time, on the Long Stop Date;

(iii)    by the Company if, between the date hereof and the Closing with respect to such Investor, there is a breach of any representation or warranty or failure to perform any covenant or agreement on the part of such Investor set forth in this Agreement, which breach or failure to perform would cause any of the conditions set forth in Section 7.1 and Section 7.4 not to be satisfied on or before the Long Stop Date and cannot be cured, or if curable, is not cured within ten (10) days after written notice of such breach is given to such Investor by the Company; or

(iv)    by such Investor if, between the date hereof and the Closing with respect to such Investor, there is a breach of any representation or warranty or failure to perform any covenant or agreement on the part of any Warrantor set forth in this Agreement, which breach or failure to perform would cause any of the conditions set forth in Section 7.1 and Section 7.2 (if such Investor is a Series A Investor) or Section 7.3 (if such Investor is a Series B Investor) not to be satisfied on or before the Long Stop Date and cannot be cured, or if curable, is not cured within ten (10) days after written notice of such breach is given to such Warrantor by such Investor;

(b)    as among all parties hereto, by mutual written consent of the Company and the Investors; and

(c)    if such Investor is a Series B Investor, by such Series B Investor pursuant to Section 6.3(b).

Upon any termination of this Agreement under this Section 9.14, this Agreement shall forthwith become wholly void and of no effect with respect to the applicable parties and the applicable parties shall be released from all future obligations hereunder, provided that (i) nothing herein shall relieve any such Party from Liability for any breach of this Agreement occurring prior to such termination, and (ii) the provisions of Section 9.1 through Section 9.13 shall remain in final force and effect and survive any termination of this Agreement pursuant to this Section 9.14.

Section 9.15 Effectiveness, Obligations of Investors. This Agreement shall take effect with respect to each Party (other than the WFOE) upon the execution and delivery of this Agreement by each such Party. Upon the WFOE having been incorporated, the Warrantors shall promptly procure that the WFOE join this Agreement as a party by executing and delivering to each Investor a joinder agreement in the form set out in EXHIBIT F hereto (a “Joinder Agreement”), whereupon this Agreement shall also take effect with respect to the WFOE and shall be regarded as having become effective to WFOE as of the date hereof. Notwithstanding anything herein to the contrary, each transaction contemplated hereby between the Warrantors, on the one hand, and each Investor, on the other hand, is a separate and distinct transaction and, accordingly, (i) the representations, warranties, covenants, agreements and obligations of each Investor under this Agreement, including each Investor’s obligation to consummate the transactions contemplated hereby with respect to such Investor, as applicable, shall be several and not joint; and (ii) except as expressly provided herein, the failure or delay by any Investor to consummate the transactions contemplated hereby with respect to such Investor shall not affect the rights and obligations of any Warrantor or any other Investor to consummate the transactions contemplated hereby with respect to such Investor on the terms and subject to the conditions set forth herein.

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IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date first above written.

STUDYVIP ONLINE EDUCATION INTERNATIONAL LIMITED

By: /s/ YIN Jianhong

Name: YIN Jianhong

Title: Director

Beijing Shangzhi Jiaye Education Technology Co., Ltd.

By: /s/ YIN Jianhong

Name: YIN Jianhong

Title: Director

/s/ Seal of Beijing Shangzhi Jiaye Education Technology Co., Ltd.

Studyvip Online Education HK Limited

By: /s/ YIN Jianhong

Name: YIN Jianhong

Title: Director

Beijing Shangde Online Education Technology Co., Ltd.

By: /s/ LIU Tongbo

Name: LIU Tongbo

Title: Director

/s/ Seal of Beijing Shangde Online Education Technology Co., Ltd.

Shanghai Shangchi Education Technology Co., Ltd.

By: /s/ LIU Tongbo

Name: LIU Tongbo

Title: Director

/s/ Seal of Shanghai Shangchi Education Technology Co., Ltd.

Beijing Shangren Chongye Education Technology Co., Ltd.

By: /s/ GU Kun

Name: GU Kun

Title: Director

/s/ Seal of Beijing Shangren Chongye Education Technology Co., Ltd.

Guangdong Shangde Online Education Technology Co., Ltd.

By: /s/ LIU Tongbo

Name: LIU Tongbo

Title: Director

/s/ Seal of Guangdong Shangde Online Education Technology Co., Ltd.

YIN Jianhong

/s/ YIN Jianhong

STUDYVIP ONLINE EDUCATION LIMITED

By: /s/ YIN Jianhong

Name: YIN Jianhong

Title: Director

LIU Tongbo

/s/ LIU Tongbo

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date first above written.

SCUPT GLOBAL LIMITED

By: /s/ LIU Tongbo

Name: LIU Tongbo

Title: Director

STUDYVIP E-LEARNING LIMITED

By: /s/ LIU Tongbo

Name: LIU Tongbo

Title: Director

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date first above written.

ELITE CONCEPT HOLDINGS LIMITED

By: /s/ YANG Zhihui

Name: YANG Zhihui

Title: Director

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date first above written.

Shanghai Chuang Ji Investment Center (Limited Partnership) )

By: /s/ XIAO Ping

Name: XIAO Ping

Title: Authorized Representative of the Managing Partner

/s/ Seal of Shanghai Chuang Ji Investment Center (Limited Partnership)

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date first above written.

Shenzhen Xingwang Hulian II Investment Center (Limited Partnership) )

By: /s/ XIONG Mingwang

Name: XIONG Mingwang

Title: Authorized Representative of the Managing Partner

/s/ Seal of Shenzhen Xingwang Hulian II Investment Center (Limited Partnership)

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date first above written.

PV PLUTO LIMITED

By: /s/ Ena Leung

Name: Ena Leung

Title: Director